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                                                                   EXHIBIT 2
                                                                   ---------
                        ASSET PURCHASE AND SALE AGREEMENT
                        ---------------------------------

                  THIS ASSET PURCHASE AND SALE AGREEMENT (the "AGREEMENT"), dated as of June 6, 1996, by and among CML GROUP, INC., a Delaware corporation ("CML"), THE NATURE COMPANY, a California corporation and wholly-owned subsidiary of CML ("TNC"), NORDIC ADVANTAGE OF ONTARIO, INC., a corporation formed under the laws of Ontario, Canada, and wholly-owned subsidiary of CML ("NAO") (CML, NAO and TNC are hereinafter collectively referred to as "SELLER"), THE NATURE COMPANY INTERNATIONAL, INC., a California corporation and wholly-owned subsidiary of CML ("TNCI," and, together with TNC and The Nature Company (Canada) division of NAO ("TNC Canada"), the "COMPANY"), DISCOVERY COMMUNICATIONS, INC., a Delaware corporation ("DCI"), and THE DISCOVERY CHANNEL STORE, INC., a Delaware corporation and wholly-owned subsidiary of DCI ("BUYER"),

                                   WITNESSETH:

                  THAT WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the capital stock of TNCI (the "TNCI STOCK") and all of the assets and properties of TNC and TNC Canada which constitute the "ASSETS," as more fully defined in [section] 1.1 hereof, in each case subject to the terms and conditions hereinafter set forth;


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                  NOW, THEREFORE, in consideration of the premises and the
mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    SECTION I

                           PURCHASE AND SALE OF ASSETS

              1.1 SALE OF ASSETS. Upon the terms and subject to the conditions contained in this Agreement and on the basis of the representations and warranties hereinafter set forth, at the Closing (as defined in [Section]1.2 below), Seller agrees to sell to Buyer for $39,870,000, subject to adjustment as set forth herein (the "PURCHASE PRICE"), and Buyer agrees to purchase from Seller for the Purchase Price, all of CML's right title and interest in and to the TNCI Stock and all of Seller's right, title and interest in and to the properties and assets, tangible and intangible, of every kind and nature and wherever situated (except for such assets as are specifically excluded hereunder), used or held for use in the business of the Company as now being conducted (the "BUSINESS") (the assets to be so sold and purchased being collectively referred to herein as the "ASSETS"), including, but not limited to, the following:

                  (a) the right to operate the Business and to market and sell all services and products related thereto or derived therefrom;

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                  (b) all inventory (including all merchandise, products and service equipment) and other tangible and intangible personal property (including equipment, motor vehicles, furniture, fixtures and office supplies) used in connection with the Business and all leases of any such personal property;

                  (c) all licenses, permits, franchises, approvals, registrations, variances, certificates and other authorizations used in connection with the Business;

                  (d) the Company's rights under all agreements, leases, licenses and commitments relating to the Business;

                  (e) all real property, if any, owned by TNC, all leases and subleases of any real property used in connection with the Business and all easements, rights of way and other appurtenants thereto;

                  (f) all records, books, logs, drawings, manuals, files, ledgers, lists, reports, advertising and promotional materials, correspondence and other data (or copies thereof, to the extent originals are unavailable) relating to the Business or maintained by or on behalf of the Business (whether written or stored electronically or otherwise) and the corporate charter, qualifications to conduct business as a foreign corporation, taxpayer identification number, minute books, stock transfer books and any other documents relating to the organization, maintenance or existence of TNCI as a corporation;



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                  (g) all trademarks, service marks, trade names, trade dress and logos, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith; all inventions, ideas and concepts (whether or not patented or patentable), all improvements thereto and all patents and patent applications, together with all continuations and extensions thereof; all copyrightable works and works in progress, including the creative content thereof, all copyrights and all design rights and all applications, registrations, extensions and renewals in connection therewith; all trade secrets and confidential business information (including ideas, research and development, designs, drawings, customer and supplier lists, mailing lists, pricing and cost information and business and marketing plans and proposals); all computer software and computerized and electronic databases (including data and related documentation in print and other media); all other proprietary rights; all copies and tangible embodiments of any of the foregoing (in whatever form or medium); all licensing and other agreements in regard to the foregoing and payments and royalties thereunder, and all other intellectual property rights, including all goodwill associated therewith, used, owned, or licensed in connection with the Business (the "INTELLECTUAL PROPERTY"), including (but not limited to) all of the Seller's rights to use the name and trademark "The Nature Company," either alone or in conjunction with any other name or trademark;

                  (h) accounts, notes and all other receivables of the Business as of the Closing Date (as defined in [section] 1.2 below);



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                  (i) all partnership interests and securities owned by the
Company, excluding the capital stock of the Subsidiary (as defined in [section]
2.9 below);

                  (j) all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of set off and rights of recoupment of the Business, subject to [section] 1.3(e) hereof;

                  (k) all rights to operate, and all property and other assets used in connection with, the Company's distribution center located in Florence, Kentucky and other non-retail properties, wherever located;

                  (l) all proceeds of the Business commencing on the Closing Date, including, without limitation, the proceeds of all payments from third parties in respect of the Business that are received or collected by Seller after the Closing Date, subject to [section] 1.14 hereof;

                  (m) all other assets reflected on the Company Balance Sheet (as defined in [section] 2.16 below) or acquired by the Company after April 27, 1996 in the ordinary course of business consistent with past practices and not disposed of or otherwise transferred in the ordinary course of business consistent with past practices;

                  (n) all of Seller's interest in security deposits under the Leases (as defined in [section] 2.18 below); and



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                  (o) any and all purchase options under the Leases (as defined in [section] 2.18 below).

The Assets and the TNCI Stock shall be transferred by Seller to Buyer on the Closing Date (as defined in [section] 1.2 below), free and clear of all liens, charges, encumbrances, claims, defenses, rights of others and other restrictions of any kind or character (collectively, "ENCUMBRANCES"), except as set forth on
Schedule 1.1 or otherwise disclosed in and permitted under this Agreement. Notwithstanding the foregoing, the Assets shall not include any of the Excluded Assets described in [section] 1.3.

              1.2 CLOSING. Subject to Sections VII and VIII hereof, the closing (the "CLOSING") shall take place at the offices of Patterson, Belknap, Webb & Tyler LLP, counsel to DCI and Buyer, in New York, New York at 10:00 a.m. on June 6, 1996, or on such other date as shall be mutually agreed upon by Buyer and Seller (the "CLOSING DATE"). The Closing shall be deemed to occur at 11:59 p.m. on June 6, 1996.

                  At the Closing:

                  (a) Buyer shall deliver:

                      (i) to Seller, in the respective amounts listed on
Schedule 1.2(A), the Purchase Price, by wire transfer of immediately available funds to an account or accounts



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designated by Seller by notice to Buyer no later than two (2) business days prior to the Closing Date;

                      (ii) to Seller one or more instruments whereby Buyer assumes the Assumed Liabilities (as defined in [section] 1.5 below), including a global assignment and assumption agreement guaranteed by DCI, substantially in the form of Exhibit 1.2(a)(ii); and

                     (iii) to Seller the documents referred to in Section VIII below; and

                  (b) Against such delivery, Seller shall deliver to Buyer:

                      (i) a bill of sale in the form of Exhibit 1.2(b)(i) hereto, and such assignments, consents and other instruments as counsel to Buyer may reasonably require to transfer the Assets to Buyer free and clear of all Encumbrances, except for those expressly permitted hereby;

                      (ii) a certificate or certificates, representing the TNCI Stock, duly endorsed for transfer in blank or accompanied by stock powers duly endorsed in blank, with any required transfer tax stamps attached, and

                      (iii) the documents referred to in Section VII below.



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              1.3 EXCLUDED ASSETS. Notwithstanding the provisions of
[section]1.1 hereof, this Agreement does not constitute an agreement to sell, assign or transfer any of the following assets of the Seller (collectively, the "EXCLUDED ASSETS"), and the following are expressly excluded from the
Assets:


                  (a) the Excluded Stores (as defined in [Section]1.4 below and any assets of the Company that as of April 27, 1996 pertained specifically to, or were being used or held for use or sale in any of, the Excluded Stores, including the furniture, fixtures and supplies contained in the Excluded Stores and rights under the Excluded Leases (as defined in [section] 1.6(b) below), including security deposits and accounts receivable from Landlords (including with respect to construction allowances), together with any such assets acquired in the ordinary course of business between April 27, 1996 and the Closing Date, but not including inventory being purchased by Buyer as described in [section] 6.1(c) hereof;

                  (b) any amounts due to the Company from CML, the Subsidiary or from any affiliate of CML other than the Company (a "CML AFFILIATE"), as identified on the Company Balance Sheet or incurred in the ordinary course of business after April 27, 1996 and permitted under this Agreement;

                  (c) all rights in and to, including the right to use, the trademarks/trade names "Garden Spirit," "CML," other trademarks/trade names that are the property of NordicTrack, Inc. ("NordicTrack") or Biscuit Factory Publications Incorporated or Smith & Hawken, Ltd. ("S&H"), and any adaptation, derivation or combination thereof;



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                  (d) the corporate charter, qualifications to conduct business as a foreign corporation, taxpayer identification numbers, minute books, stock transfer books and any other documents relating solely and exclusively to the organization, maintenance or existence of TNC, NAO or the Subsidiary as a corporation;

                  (e) Seller's claims for refunds of common area maintenance, real property taxes and other similar charges, and for refunds and credits of any and all taxes, but only to the extent such claims relate to periods prior to the Closing Date; and

                  (f) any asset listed on Schedule 1.3(F) or indicated on any other schedule hereto as not being transferred to Buyer.

              1.4 EXCLUDED STORES. As used herein, the term "EXCLUDED STORES" shall mean:

                  (a) the following TNC Stores:

                      Boston - Newbury Street #015     Beverly Hills #016
                      South Street Seaport #018        Minneapolis #020
                      Georgetown #023                  Albany #048
                      Philadelphia #072                Edmonton #131
                      Soho #132                        Burnsville #136
                                                       Concord, MA #19;



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                  (b) such other stores as may be designated as Excluded Stores pursuant to [section] 6.1(a) hereof; and

                  (c) the obligation to open a store in the West Farms shopping mall in West Farmington, Connecticut.

              1.5 LIMITED ASSUMPTION OF LIABILITIES. Buyer shall not assume or be bound by any duties, responsibilities, debts, contracts or other obligations or liabilities of the Company or of CML in connection with the Business of any kind or nature, whether known or unknown, fixed or contingent, all of which shall be retained by Seller, except for the following liabilities (collectively, the "ASSUMED LIABILITIES"):

                  (a) liabilities of the Company included on the Company Balance Sheet except to the extent otherwise provided in this Agreement;

                  (b) liabilities incurred in the ordinary course of the Business and permitted hereby between April 27, 1996 and the Closing Date in accordance with [section] 2.16 and [section] 4.2 except to the extent otherwise provided in this Agreement;

                  (c) liabilities under purchase orders and under any associated documentary letters of credit incurred as permitted under [sections] 2.16, 4.2(b)(ii) and 4.2(c) hereof and listed on Schedule 1.5(D);



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                  (d) liabilities under the standby letters of credit listed on
Schedule 1.5(D);

                  (e) in accordance with [section] 1.13, one half of liabilities with respect to sales and use taxes or similar taxes arising in connection with the acquisition by Buyer of the Assets;

                  (f) liabilities under the agreements, Leases (as defined in [section]2.18 below), licenses and commitments included in the Assets being assigned pursuant to [section]1.1, except as otherwise provided in this Agreement (including in [sections]1.6(n), 1.9(b), 1.14(b) and 4.1 hereof);

                  (g) liabilities that Buyer agrees to assume with respect to Transferred Employees pursuant to [section] 6.6 hereof and with respect to insurance under [section] 6.7 hereof; and

                  (h) any other liabilities that Buyer specifically agrees to assume in this Agreement, including, without limitation, the obligations of TNC specified in Schedule 1.5(H) with respect to South Coast Plaza, Orange County, California, and any other liabilities set forth in Schedule 1.5(H).

              1.6 EXCLUDED LIABILITIES. Except as expressly provided in [section] 1.5, Buyer shall not and does not assume any liabilities of the Company, CML or any CML Affiliate. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the following liabilities are expressly excluded from the Assumed Liabilities (collectively, the "EXCLUDED LIABILITIES"), it being understood that failure to identify a liability of the Company as



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an Excluded Liability shall in no way create a presumption that such liability is an Assumed Liability:

                  (a) any liabilities of the Company to CML or to any CML Affiliate other than those included on Schedule 1.5(H);

                  (b) any liabilities of or related to the Excluded Stores, including with respect to leases of the Excluded Stores ("EXCLUDED LEASES"), and with respect to employees associated with the Excluded Stores (including, without limitation, liability for compensation or benefits, including severance pay and benefits and accrued vacation), other than those liabilities with respect to inventories of the Excluded Stores that are assumed pursuant to [section] 1.5(c) or that are represented by accounts payable outstanding on the Closing Date, and other than the obligation to purchase certain inventory pursuant to [section] 6.1(c);

                  (c) except as set forth in Schedule 1.5(H) or 1.6(C), any liability existing as of the Closing Date which should have been reflected or reserved against in the Company Balance Sheet (as defined in [section] 2.16 hereof) or in the Closing Date Balance Sheet described in [section] 1.7 hereof, and was not so reflected or reserved against;

                  (d) any liabilities of the Company, CML or any CML Affiliate:



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                      (i) to employees or former employees of the Company, CML
or any CML Affiliate or any of their beneficiaries, heirs or assignees, except as otherwise provided in [section] 6.6, including (A) any pension or welfare benefit liabilities, or other liabilities, and (B) any liabilities arising by virtue of any collective bargaining relationship or agreement or pursuant to the National Labor Relations Act or any other labor relations law, except as otherwise provided herein;

                      (ii) under any statute, rule or regulation relating to the employment of any employees or former employees of the Company, CML or any CML Affiliate or any of their beneficiaries, heirs, or assignees, including, but not limited to, civil rights, health, safety, labor, and discrimination laws, rules or regulations; or

                      (iii) to the Pension Benefit Guaranty Corporation, any other governmental agency or any beneficiary or participant with respect to any retirement plan of the Company, CML or any CML Affiliate;

                  (e) except as otherwise provided in [section]1.5(e), [section]
1.13 and [section]6.10, any liability to the Internal Revenue Service or to any other federal, state, local or foreign governmental authority with respect to taxes of any nature (including interest or penalties thereon) due from the Company, CML, any CML Affiliate or any other person, including, without limitation, any liability to remit sales or use taxes or similar taxes collected on or prior to the Closing Date, any liability to remit taxes in respect of employment for periods ending on or prior to the Closing Date and



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any liability of Seller arising in connection with the Section 338(h)(10)
Election described in [section] 1.15;

                  (f) costs and expenses, including, but not limited to, legal and accounting fees, incurred by the Company, NAO or CML in negotiating this Agreement or in consummating the Transaction, which costs shall be paid in accordance with [section] 11.6 below;

                  (g) any liability arising under or with respect to any matter which was required to be disclosed in this Agreement and was not so disclosed;

                  (h) any obligation of the Company to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of the Company or was serving at the Company's request as a partner, trustee, director, officer, employee, affiliate or agent of any entity;

                  (i) any liability pursuant to any agreement that is retained by Seller pursuant to the arrangements contemplated by [section]4.1, but only to the extent that Buyer does not obtain rights or benefits under such agreement;

                  (j) any liability for payments pursuant to CML's primary credit facility and any other liability related to obligations of CML or any CML Affiliate which the Company has guaranteed or otherwise become liable for, including, but not limited to, (i) TNC's guarantee of



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certain lease obligations with respect to Hear Music stores in Georgetown and in the Westport, Woodfield and Westfarms malls and (ii) TNC's lease obligations with respect to a Hear Music store in Santa Monica, California;

                  (k) any liability resulting from, arising out of, relating to or caused by any breach of contract, breach of warranty, tort, infringement or violation of law by the Company, CML or any CML Affiliate occurring on or prior to the Closing Date;

                  (l) the costs of defense and any liability arising out of any claim or litigation (including, without limitation, the claims identified on Schedules 2.11 and 2.27(B)), to the extent relating to the operation of the Business on or prior to the Closing Date, except as otherwise provided in [section] 6.7;

                  (m) any liability arising out of or relating to the Excluded Assets;

                  (n) any liability for recapture of construction allowances, base rent escalations, security deposit increases, participation in purchase price, administrative fees and/or other payments to Landlords as a result of the Transaction (as defined in [section] 2.4 below), including without limitation, those indicated on Schedule 2.18(D);

                  (o) any liability arising under any insurance contract of Seller (except as otherwise expressly provided in [section] 6.7);



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                  (p) any liability with respect to any Encumbrance, except as otherwise assumed under this Agreement; and

                  (q) any liability to pay checks issued by Seller on or prior to the Closing Date.

              1.7 CLOSING DATE BALANCE SHEET. Within sixty (60) days after the Closing, the Company shall deliver to Buyer an audited special purpose statement of net assets, dated as of the Closing Date (the "CLOSING DATE BALANCE SHEET"). The Closing Date Balance Sheet shall be determined based upon a Closing Date audit to be performed by Deloitte & Touche, LLP ("DELOITTE & TOUCHE") and paid for by CML, which audit shall include a physical count of the Company's inventory and the inventory described in [section] 6.1(c). Buyer, at its own expense, will be permitted to observe the count, and Deloitte & Touche and CML will consult with Buyer with respect to procedures to be used in taking the physical inventory and the scope of the audit. The Closing Date Balance Sheet will be prepared by the Company and certified without qualification by Deloitte & Touche and will set forth the audited assets and liabilities of the Company being acquired by the Buyer, on a consolidated basis. The Closing Date Balance Sheet will be prepared in accordance with generally accepted accounting principles, except that the applicable materiality standards shall be determined and applied as though the Company were a stand-alone company or entity. The Closing Date Balance Sheet will be prepared by the Company consistent with Seller's past practices and accounting methods (retroactively applied, as applicable), as applied to the balance sheets of the Company included in the Financial Statements (as defined in [section] 2.16(a)



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below) and to the Company Balance Sheet (attached hereto as a part of Schedule
2.16(A)); provided, that Deloitte & Touche shall not be required to opine with respect to the matters set forth in this sentence. The Company shall also prepare, and Deloitte and Touche shall audit and certify, a schedule of all inventory of the Excluded Stores being transferred to Buyer pursuant to [section]6.1(c). DCI, Buyer and their representatives shall have full access to the work papers of Deloitte & Touche and to any relevant records of CML and the Company for purposes of reviewing the preparation of, and the calculation of the items reflected in, the Closing Date Balance Sheet.

              1.8 ESCROW AMOUNT. Pursuant to the escrow agreement to be entered into by the parties on or prior to the Closing Date in substantially the form of
Exhibit 1.8 hereto (the "ESCROW AGREEMENT"), Seller agrees to place $4,000,000 of the Purchase Price in escrow to be applied, in accordance with the Escrow Agreement, against specified liabilities of Seller to Buyer or DCI. As further detailed in the Escrow Agreement, $2,500,000 of such escrowed amount will secure, and be applied in satisfaction of, Seller's obligation to pay the Working Capital Adjustment to Buyer pursuant to [section]1.12, and $1,500,000 of such escrowed amount will secure, and be applied in satisfaction of, Seller's obligations to Buyer under [sections]1.14(b) and 9.2. In addition, Seller agrees to place in escrow the N&D Stock (as defined in [section]2.9), to be delivered as set forth in the Escrow Agreement.

                  (b) Of the $1,500,000 escrow amount referred to above, up to $500,000 shall be subject to early release as follows: if Seller shall notify Buyer that the amount of all increases



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in obligations or liabilities under the Leases (as referred to in [section]
1.14(b)) for which Buyer may become liable has been finally determined and either paid to Buyer or otherwise paid or discharged by Seller in accordance with [section] 1.14(b), then Buyer shall, at the request of Seller, execute jointly with Seller and deliver to the Escrow Agent (as defined in the Escrow Agreement) a Payment Notice (as defined in the Escrow Agreement) directing the Escrow Agent to pay to TNC (or as otherwise agreed) the amount by which $500,000 exceeds the sum of all prior payments to Buyer from the General Purpose Reserve (as defined in the Escrow Agreement) that were made in discharge of Seller's obligations under [section] 1.14(b); provided, that the amount so payable shall not exceed the amount then remaining in the General Purpose Reserve that is not part of the Disputed Fund (as defined in the Escrow Agreement). In the event of any dispute between Buyer and Seller under this [section] 1.8(b), the provisions of [section] 1.11 shall apply.

              1.9 PURCHASE PRICE ADJUSTMENT. The Purchase Price will be adjusted as follows:

                  (a) If any TNC Store (as defined in [section] 2.17 below) is designated as an Excluded Store pursuant to [section] 6.1(a) below, then the Purchase Price shall be reduced by an amount equal to two (2) times the amount of the earnings before interest, taxes, depreciation and amortization ("EBITDA") of such Excluded Store for the one-year period ended April 27, 1996.

                  (b) If, in connection with the assumption of any Leases (as defined in [section] 2.18 below), Buyer (directly or through its ownership of
TNCI) shall become liable to Landlords by the express terms of such Leases for any increase in any obligations or liabilities, including, without



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limitation, any recapture of construction allowances, base rent escalations, security deposit increases, participation in Purchase Price, administrative fees and/or other payments to Landlords as a result of the Transaction (as defined in [section] 2.4 below), the amount of which is determinable on or prior to the Closing Date and has not previously been paid or discharged by Seller, then the Purchase Price shall be reduced by the sum of (i) all lump sum payments payable under the Leases as a result of the Transaction and (ii) if any amount payable under a Lease as a result of the Transaction is payable over the term of such Lease (such as a base rent escalation), rather than in a lump sum, by the net present value of such increased costs of the Leases attributable to the Transaction over the entire term of each such Lease (including the current term and, if the increased obligation or liability applies to any renewals expressly contemplated by the Lease, including such renewal terms but only to the extent the Transaction or the sending of notice thereof or any pre-closing action of Seller is the sole cause of the increased obligation or liability), calculated at a discount rate of ten percent (10%) per year.

                  (c) If Seller has paid any regular monthly rent payment under any Lease (other than a Lease of an Excluded Store) for any period that extends beyond the Closing Date, such pre-paid rent shall be prorated over the period for which such rent was paid, and the Purchase Price shall be increased by such pre-paid rent amounts, calculated by taking the number of days in such period after the Closing Date, divided by the total number of days in the period to which the payment was applied, and multiplied by the pre-paid rent amount. In no event, however, shall the Purchase Price increase pursuant to this [section] 1.9(c) exceed, in the aggregate, $1 million.



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             1.10 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth in Schedule 1.10.

             1.11 DISPUTE RESOLUTION. Any dispute as to: (i) the content or preparation of the Closing Date Balance Sheet pursuant to [section] 1.7 above,
(ii) the matters set forth in [section]1.8 above or (iii) any adjustment pursuant to [section] 1.9 above or [sections]1.12 or 1.14 below shall be submitted for resolution to Deloitte & Touche and Price Waterhouse, LLP ("PRICE WATERHOUSE"). If Deloitte & Touche and Price Waterhouse cannot agree on the Closing Date Balance Sheet or any adjustment within fifteen (15) days after such dispute is submitted to them, Buyer or Seller may request a nationally-recognized independent auditors' association to appoint an authorized auditor to resolve the dispute; provided, that such appointed authorized auditor shall act as an expert and not as an arbitrator; and provided, further, that the dispute does not relate to a point of law. Such appointed expert shall deliver his or her decision to the parties and to the auditors' association no later than thirty (30) days after he or she has been appointed. Any auditor appointed in accordance herewith shall be a partner in a leading firm of auditors in the United States not having any direct connection to the parties. As soon as the Closing Date Balance Sheet has been agreed or, alternatively, when a dispute concerning such balance sheet or an adjustment has been determined by the authorized auditor, then any required adjustments shall be made in accordance with the terms of this Agreement and of the Escrow Agreement; provided that any payments due Seller shall be paid to TNC unless otherwise agreed upon by Buyer and Seller. The costs of retaining such expert shall be divided equally between Seller and Buyer and the decision of such expert shall be final and binding on DCI, Buyer and Seller. During the pendency of such dispute,



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disputed amounts need not be paid, but all amounts not in dispute shall be timely paid.

             1.12 WORKING CAPITAL ITEMS. In connection with the Closing Date audit described in [section] 1.7 above, Buyer will conduct, and CML and the Company will cooperate with, an evaluation of the Company's aged accounts payable and inventory reserves as of the Closing Date, with such evaluation to be completed within twenty (20) days after the delivery of the Closing Date Balance Sheet. If Seller disagrees with Buyer's calculation thereof, the dispute shall be submitted for arbitration in accordance with the procedures specified in [section]1.11 above. Within ten (10) days following the completion of Buyer's evaluation or, in the event of a dispute, of the resolution thereof in accordance with [section] 1.11, Seller shall make a cash payment to Buyer (the "WORKING CAPITAL ADJUSTMENT"), first using funds available for such purpose pursuant to the Escrow Agreement, equal to (i) the aggregate amount of all accounts payable of the Company that are more than twenty-two (22) days past due at the Closing Date plus (ii) the amount, if any, of the additions to inventory reserves that were or, as determined pursuant to the first two sentences of this [section] 1.12, should have been taken between April 27, 1996 and the Closing Date, without regard to any reductions to such inventory reserves during such period, including, without limitation, as a result of the elimination or reduction of reserves for shrinkage, or as a result of the sale of inventory of the Excluded Stores prior to the Closing; provided, however, that the Working Capital Adjustment shall be payable hereunder only if and to the extent that the sum of the amounts described in clauses (i) and (ii) is greater than $750,000.

             1.13 SALES AND USE TAXES. CML shall be responsible for, and Buyer shall cooperate with, timely filing and paying or causing to be timely filed and paid all sales and use or similar taxes, tax returns, certificates or payments required by reason of the assignment and conveyance of the Assets pursuant to this Agreement (including, without limitation, any sales and use or similar taxes, tax returns, certificates or payments arising in connection with or resulting from the
Section 338(h) Election described in [section] 1.15); provided, that Buyer shall cooperate in providing all information necessary for the preparation of such tax returns, and that Buyer and CML shall review and reasonably agree upon the amounts due thereunder. CML shall promptly notify Buyer of any payments made hereunder and shall provide such evidence of payment as Buyer may reasonably require. Buyer shall, within five (5) business days of receipt of notice and evidence of payment, remit to CML one-half of the amounts paid by CML. To the extent that any provincial, state or local tax authority has a dispute or claim concerning any liability for such taxes, CML shall promptly inform Buyer of such dispute or claim and obtain from Buyer its consent, which consent shall not be unreasonably withheld, for any action to be taken in connection with such dispute or claim; provided, that Buyer shall have the right to participate in the defense of any such dispute or claim, at its own expense. Buyer shall be responsible for, and shall pay to CML, following receipt of notice and evidence of payment, one-half of any additional payments of tax, penalties and interest and, provided Buyer's consent has been obtained as provided in the foregoing sentence, one-half of any out-of-pocket costs incurred in connection with defending or compromising such claim. CML shall pay over promptly to Buyer one-half of any refunds, rebates or overpayments of any taxes or interest with respect to amounts covered by this [section] 1.13.

              1.14 POST-CLOSING ADJUSTMENTS. (a) Within five (5) business days following the

Closing Date, Seller shall notify Buyer of the net amount received by Seller subsequent to the Closing Date in respect of credit card purchases made at the TNC Stores (as defined in [section] 2.17 below) (other than the Excluded Stores) or by mail order through the Closing Date, and within ten (10) days thereafter, if such amount is less than the amount due from Buyer to Seller under [section] 6.6(b)(i), Buyer shall pay the difference to Seller, or if such amount exceeds that due from Buyer under [section]6.6(b)(i), Seller shall pay the difference to Buyer. In the event of a dispute as to the amounts due hereunder, the dispute resolution provisions of [section] 1.11 shall apply.

                  (b) If, in connection with the assumption of any Lease (as defined in [section] 2.18 below), Buyer (directly or through its ownership of
TNCI) shall become liable, by the express terms of such Lease, for any increase in any obligations or liabilities, including, without limitation, any recapture of construction allowances, base rent escalations, security deposit increases, participation in purchase price, administrative fees and/or other payments to Landlords as a result of the Transaction (as defined in [section] 2.4), as indicated on Schedule 2.18(D) hereto or otherwise, the amount of which was not determined (or for other valid reason not paid or discharged) under [section] 1.9(b) on or prior to the Closing Date, but which subsequently becomes determinable, in whole or in part, and has not previously been paid or discharged by Seller, then Seller shall, within ten (10) days after notice from Buyer that such amount has become determinable, pay to Buyer an amount that shall be calculated as set forth in [section] 1.9(b) above, first using funds available for such purpose under the Escrow Agreement up to a maximum of $500,000 thereunder.

                  (c) To the extent that Seller, subsequent to the Closing Date, receives the proceeds of credit card sales made at the TNC Stores or by mail order on or prior to the Closing Date, then Seller shall remit to Buyer the net amount of such proceeds, after retention of that portion of the proceeds that represents the sales, use or similar taxes collected with respect to such transactions, either through the adjustment provided for in paragraph (a) of this [section]1.14 or, with respect to net proceeds that are not included in such adjustment, by payment to Buyer within five (5) days of receipt thereof. To the extent that Buyer receives the proceeds of such sales directly from third parties, it shall remit to Seller, within five (5) days after receipt thereof, that portion of the proceeds received that represents the sales, use or similar taxes collected with respect to such transactions.

                  (d) With respect to the N&D Stock (as defined in [section]2.9), the parties acknowledge that TNC is required to provide Pier Finance, B.V. (the "OPTIONEE") with notice, and an opportunity to purchase the N&D Stock. TNC shall, within ten (10) business days following the Closing Date, provide the Optionee with notice in compliance with the agreement between TNC and Optionee. Thereafter, if Optionee duly purchases the N&D Stock, TNC shall, within two (2) days of receipt thereof, pay to Buyer the purchase price paid by Optionee to TNC for the N&D Stock, without deduction or set off of any kind, except that TNC may deduct from such payment to Buyer the amount that would otherwise be due from Buyer to TNC under [section] 6.1(c) below in respect of inventory of the Excluded Stores; provided, that if the amount due TNC under [section] 6.1(c) below exceeds the purchase price of the N&D Stock, then Buyer shall pay to TNC the amount of such excess within two (2) days after receipt of notice of the release of the

N&D Stock from escrow under the Escrow Agreement. If the Optionee does not purchase the N&D Stock, then within two (2) days after release of the N&D Stock from escrow to Buyer, Buyer shall pay TNC all amounts due under [section] 6.1(c) below.

                  (e) Whenever any payment is required to be made to Seller under this [section]1.14, then such payment shall be made by Buyer to TNC unless otherwise agreed by Seller and Buyer.


             1.15 SECTION 338(H)(10) ELECTION. Buyer agrees to join with Seller in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, a "SECTION 338(H)(10) ELECTION") with respect to the purchase and sale of the TNCI Stock. Seller will pay any tax, including any liability of TNCI for tax resulting from the application to it of Treasury Regulation [section]1.338(h)
(10) - 1(f)(5), attributable to the making of the Section 338(h)(10) Election, except as otherwise provided in [section] 1.13.


                                   SECTION II

               REPRESENTATIONS AND WARRANTIES OF TNC, CML, AND NAO

             In order to induce Buyer to purchase the Assets and the TNCI Stock, CML, NAO and TNC jointly and severally represent and warrant to Buyer and DCI as of the date hereof and as of the Closing Date as follows:

              2.1 ORGANIZATION AND GOOD STANDING. CML is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NAO is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada. TNC and TNCI are wholly-owned subsidiaries of CML and corporations duly organized, validly existing and in good standing under the laws of the State of California. Each of TNC, TNCI and NAO has the requisite corporate power and authority and all necessary governmental licenses, authorizations, consents and approvals to own, hold, lease and operate the Assets and to carry on the Business CML has the requisite corporate power and authority and all necessary government licenses, authorizations, consents and approvals to own and hold the TNCI Stock. Schedule
2.1 hereto lists each state or other jurisdiction in which TNC, TNCI or NAO is qualified to do business as a foreign corporation. TNC, TNCI and NAO are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction in which the operation of the Business or the ownership or operation of the Assets requires such qualification, except for such jurisdictions in which the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect (as defined in [section] 11.12 below). TNC did not do business as a foreign corporation in Alabama prior to August 1992, in Mississippi prior to October 1992 or in Vermont prior to April 1993. There are no pending actions or proceedings to dissolve CML, NAO, TNC or TNCI. True and complete copies of the Certificates of Incorporation of TNC and TNCI, as amended to date, and the Bylaws of TNC and TNCI, as amended to date, have been furnished by CML to Buyer. Each of such documents is in full force and effect in the form delivered to Buyer.

              2.2 CAPACITY AND AUTHORIZATION. Each of CML, NAO, TNC and TNCI has all requisite corporate power and authority to enter into this Agreement and the related agreements and instruments referred to in this Agreement (collectively, the "TRANSACTION DOCUMENTS") and to perform its respective obligations under this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents by CML, NAO, TNC and TNCI and the performance by each of its respective obligations under this Agreement and the Transaction Documents have been duly authorized by all requisite corporate action of each of them.

              2.3 CAPITAL STOCK. (a) All of the issued and outstanding shares of capital stock of NAO and TNC are held of record and beneficially by CML. TNC Canada is a division of NAO. There are no outstanding options, warrants or other rights obligating TNC or NAO to issue, sell, repurchase or redeem any shares of its capital stock or any rights to acquire any shares of its capital stock of TNC or NAO, and there are no outstanding securities convertible into or exchangeable for shares of such capital stock.

                  (b) The authorized capital stock of TNCI consists of 100,000 shares of common stock, of which 100 shares are issued and outstanding as of the date hereof, all of which are held of record and beneficially by CML. All of the issued and outstanding shares of TNCI common stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights obligating TNCI to issue, sell, repurchase or redeem any shares of capital stock of TNCI or any rights to acquire any shares of capital stock of TNCI, and there are no outstanding securities convertible into or exchangeable for shares of such capital stock. Neither CML nor TNCI has granted any option or right to any other person to purchase any of the TNCI Stock. CML has the right to assign and transfer to Buyer the TNCI Stock, free and clear of any Encumbrances, except for Encumbrances under CML's primary credit facility that are to be removed and fully released on the Closing Date.

              2.4 NO CONFLICT WITH OTHER INSTRUMENTS; NO RESTRICTION ON BUSINESS ACTIVITIES. Neither the execution and delivery by CML, NAO, TNC and TNCI of this Agreement and the Transaction Documents, the consummation by each of the transactions contemplated hereby and thereby (the "TRANSACTION"), nor compliance by each with the terms and conditions hereof and thereof, will (a) violate any term or provision of the respective Certificates of Incorporation, Bylaws or other constitutive documents of CML, NAO, TNC, TNCI or The Nature Company Aviation Partners, a Colorado general partnership of which TNC is a partner (the "PARTNERSHIP"), (b) subject to obtaining the required authorizations, approvals, consents and waivers described in [sections]2.6 and 2.18(c) below, and except as disclosed on Schedule 2.18(C) hereto, conflict with or result in a breach of or constitute a default under or result in the termination of or in any increase in any obligations or liabilities under, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both), any obligation under any agreement (including any Lease) to which CML, NAO, TNC, TNCI or the Partnership is a party or by which any of them is bound or to which any of their assets is subject, or result in the creation or imposition of any Encumbrances upon any of said assets, or (c) subject to obtaining the authorizations or approvals described in [section]2.6 below, violate or result in a breach of or constitute a default under any of the terms of any law, regulation, order, judgment, writ, injunction or decree of any court, arbitrator or governmental instrumentality to which CML, NAO, TNC, TNCI or the Partnership is subject except in the case of clause (b) and (c) for any such violations, conflicts, breaches, defaults, accelerations, terminations, or impositions which will not have, individually or in the aggregate, a Material Adverse Effect, as defined in [section] 11.12 below, or prevent or substantially interfere with Seller's ability to consummate the Transaction. There is no material agreement, judgment, injunction, order or decree binding upon TNC, TNCI or the Business, or governmental investigation or enforcement proceeding, that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of TNC, TNCI, TNC Canada or the conduct of the Business.

              2.5 VALIDITY AND BINDING EFFECT. This Agreement and the Transaction Documents have been or on the Closing Date will be duly and validly executed and delivered by each of CML, NAO, TNC and TNCI and constitute the legal, valid and binding obligations of each of them, enforceable against CML, NAO, TNC and TNCI in accordance with their respective terms.

              2.6 CONSENTS. Except as set forth on Schedules 2.6, 2.18(C) and
2.19 hereto, and other than review of the Transaction by the Justice Department or the Federal Trade Commission or both under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the

"HART-SCOTT-RODINO ACT"), no consent or waiver of any third party, and no approval or authorization of, or exemption by, or registration, notice or filing with, any governmental or regulatory authority is required in connection with the execution and delivery by CML, NAO, TNC or TNCI of this Agreement and the Transaction Documents or the consummation of the Transaction which, if not obtained, could have, individually or in the aggregate, a Material Adverse Effect as defined in [section] 11.12 below or prevent or substantially interfere with the ability of Seller to consummate the Transaction.

              2.7 COMPLIANCE. None of TNC, TNCI, NAO or the Partnership is in default or violation of (a) its Certificate of Incorporation or Bylaws or, in the case of the Partnership, its partnership agreement, (b) any law, regulation, permit, order, judgment, writ, injunction or decree of any court, arbitrator or governmental instrumentality applicable to it or by which it or any of its properties is or may be bound or affected or (c) any agreement or instrument to which it is a party or by which it or any of the Assets is or may be bound or affected to such an extent that such defaults or violations could have, individually or in the aggregate, a Material Adverse Effect (as defined in [section] 11.12 below). The Business as it is currently being conducted does not conflict with, violate or result in any default under (a) the Certificate of Incorporation or Bylaws of TNC, TNCI, NAO or the partnership agreement of the Partnership, (b) any law, regulation, order, judgment, writ, injunction or decree of any court, arbitrator or governmental instrumentality or (c) any agreement or instrument to which TNC, TNCI, NAO or the Partnership is a party or by which the Business or any of the Assets is or may be bound or affected to such an extent that such defaults or violations could have, individually or in the aggregate, a Material Adverse Effect.

              2.8 CERTAIN REGULATORY MATTERS. Except as set forth on Schedule 2.8(A), TNC, TNCI, NAO and the Partnership hold all permits, licenses, registrations, approvals, franchises, certificates and other authorizations from all federal, state, local, provincial and foreign governmental agencies required for the conduct of the Business ("PERMITS"). All Permits are identified in
Schedule 2.8(B) hereto, and copies of such Permits have been delivered to Buyer. Each Permit relating to the occupancy or ownership of any Demised Premises or Improvements (as defined in [section] 2.18 below) is identified by Lease in such
Schedule 2.8(B). CML, NAO, TNC, TNCI and the Partnership have not received any notice or charge asserting any violation of, and, to Seller's knowledge, are not in violation of, any applicable federal, state, local, provincial or foreign law, rule or regulation relating to the ownership of the Assets or the conduct of the Business, which such violations could have, individually or in the aggregate, a Material Adverse Effect.

              2.9 SUBSIDIARY AND OTHER AFFILIATES. Neither TNC nor TNCI owns, beneficially or of record, directly or indirectly, any capital stock or any equity interest in any corporation, partnership, joint venture or other business enterprise or entity, except for The Nature Company Limited, a United Kingdom corporation, which is wholly-owned by TNC (the "SUBSIDIARY"), the Partnership, a Colorado general partnership in which TNC is one of two partners and, subject to specific terms and conditions of the partnership agreement of the Partnership, owns all the tangible assets of the Partnership, and Nature et Decouvertes, a French corporation in which TNC owns 50,570 shares (the "N&D STOCK") of the common equity shares outstanding, representing, to Seller's knowledge, less than 10% of the total equity of

Nature et Decouvertes. To Seller's knowledge, all of the shares of N&D Stock are duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 2.9, no party has any option, right to acquire or other interest in the N&D Stock. Neither TNC nor TNCI has any commitment to purchase any interest, direct or indirect, in any other corporation, partnership, joint venture or other business enterprise or entity, nor has carried on or conducted its business in the past five (5) years through any other direct or indirect subsidiary or person controlling, controlled by or under common control with CML, TNC or TNCI. The Partnership is duly formed under Colorado law and is not materially in default or violation of (a) any law, regulation, permit, order, judgment, writ, injunction or decree of any court, arbitrator or governmental instrumentality applicable to it or by which it or any of its properties is or may be bound or affected or (b) any agreement or instrument to which it is a party or by which it or any of its assets is or may be bound or affected. TNC owns and has the right to assign and transfer to Buyer, free and clear of any Encumbrances, TNC's interest in the Partnership. The Subsidiary does not hold or own any assets (including any Assets of the Business) and has no operations relating to the Business. The Business is not conducted under any names other than those of TNC, TNCI and NAO, except that the operations listed on
Schedule 2.9 are conducted under the names "Scientific Revolution" and "BlueSky Unlimited," and the failure, if any, to register such names in each jurisdiction in which such registration is required will not have a Material Adverse Effect.

              2.10 TAXES. Except as disclosed on Schedule 2.10(A), CML, TNC, TNCI, NAO or the Partnership has timely filed or caused to be timely filed all federal, state, provincial and local tax returns or certificates which are or were required to be filed with respect to TNC, TNCI, NAO, the Partnership and the Business on or before the Closing Date, and each such return or certificate is, or when filed on or before the Closing Date will be, complete, correct and accurate in all material respects and properly sets forth the amount of tax due. CML, TNC, TNCI, NAO or the Partnership has paid or caused to be paid or otherwise accrued all taxes (whether or not shown on any tax return or certificate) with respect to TNC, TNCI, NAO, the Partnership and the Business, including, without limitation, income, sales, use, withholding, social security, real estate (to the extent billed therefor by Landlords, or otherwise known to Seller to be due, under the Leases), personal property and franchise taxes, including taxes which have been shown to be due on any tax return or certificate or on any assessment received with respect to TNC, TNCI, NAO, the Partnership or the Business.

                  (b) Except as disclosed on Schedule 2.10(A), neither CML, the Partnership, NAO nor any TNC or TNCI director or officer (or employee responsible for tax matters) knows of any pending assessment by any authority for, or has reason to believe that any authority will assess any additional taxes for any period for which tax returns have been filed relating to TNC, TNCI, NAO, the Partnership or the Business. Except as disclosed on Schedule 2.10(A), there is no dispute or claim concerning any tax liability of TNC, TNCI, NAO, the Partnership or the Business either (i) claimed or raised by any authority in writing or (ii) as to which any of CML, the Partnership and the directors and officers (and employees responsible for tax matters) of TNC, TNCI and NAO has knowledge based upon personal contact with any agent of such authority. Schedule 2.10(B) lists all federal, state, provincial, local and foreign income tax returns filed with respect to TNC, TNCI, NAO, the Partnership and the Business for taxable periods ended on or after July 31, 1993, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income tax returns, examination reports and statements of deficiencies assessed against or agreed to by any of TNC, TNCI, NAO and the Partnership since July 31, 1993.

                  (c) Except as disclosed on Schedule 2.10(A), TNC, TNCI, NAO and the Partnership have not waived any restriction on assessment for collection of taxes or consented to the extension of or waived any statute of limitations relating to federal, state, provincial or local taxation. No claim has ever been made by an authority in a jurisdiction where either TNC, TNCI, NAO or the Partnership does not file tax returns that it is or may be, or that the Business is or may be, subject to taxation by that jurisdiction. There are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any tax.

                  (d) Adequate provision in accordance with generally accepted accounting principles appropriately and consistently applied has been made in the Financial Statements (as defined in [section] 2.16) relating to all taxes for the periods covered thereby that were not due and payable as of the dates thereof, except where the failure to make such provision would not have a Material Adverse Effect.

                  (e) Neither CML, NAO, TNC, TNCI nor the Partnership will be obligated, as a result of the Transaction, to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (f) Neither CML, NAO, TNC, TNCI nor the Partnership is a party to a tax allocation or sharing or similar agreement or any agreement pursuant to which it has indemnified any party with respect to taxes.

                  (g) Each of TNC, TNCI, NAO and the Partnership has withheld and timely paid or will prior to the Closing Date timely pay to the appropriate governmental entity or set aside in an account for such purposes the proper and accurate amounts of all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party for all periods through the Closing Date in compliance with all tax withholding provisions of all applicable federal, state, provincial, local and foreign laws (including, without limitation, income, social security and employment tax withholding for all types of compensation).

             2.11 LITIGATION. There are no material claims, actions, suits, investigations or proceedings (collectively, "actions") now pending or, to the knowledge of CML, NAO, TNC, TNCI and the Partnership, threatened, against or affecting TNC, TNCI, NAO, the Partnership, the Business or the Assets before any court, arbitrator or governmental instrumentality (including, without limitation, actions affecting all or any portion of the Demised Premises (as defined in [section] 2.18(a) below) or in which Seller, TNCI or the Partnership is or will be a party by reason of its interest in the Leases, including without limitation, judicial, municipal or administrative proceedings in eminent domain, tenant evictions, collections, alleged building code, health and safety, environmental or zoning violations, personal injuries, death or property damages alleged to have occurred in the Demised Premises) and, to the best of Seller's knowledge, no events have occurred which might give rise to such actions, claims or proceedings, except as set forth in Schedule 2.11 hereto.

             2.12 BROKER'S FEE. Neither CML, NAO, TNC, TNCI nor the Partnership has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the Transaction.

             2.13 CORPORATE RECORDS. Except for periods prior to August 24, 1983, the date of CML's acquisition of TNC, the minute books of TNC, TNCI and the Subsidiary, the stock records of TNC and the partnership agreement and related records of the Partnership previously made available to Buyer are true, correct and complete in all material respects. The stock records of TNCI previously made available to Buyer are true, correct and complete in all respects.

             2.14 BANK ACCOUNTS. Schedule 2.14 hereto contains a true, correct and complete listing of the name and address of each bank or other financial institution in which TNC, TNCI,

TNC Canada and the Partnership have accounts or safe deposit boxes, the number of each such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. The lien of Barclay's Bank referenced in Schedule 1.1 becomes enforceable only in the event of an overdraft by TNCI on its account with Barclay's Bank and a default in repayment thereof, and no such overdraft is outstanding nor has any such default with respect to any prior overdraft occurred which has not been cured or discharged.

             2.15 ENVIRONMENTAL MATTERS. (a) Except as disclosed in Schedule 2.15(A):

                      (i) The location, construction, occupancy, operation and use of all real property (including installed equipment, fixtures, improvements and appurtenances thereto) owned, leased or occupied by TNC, TNCI, the Partnership, TNC Canada or the Business (the "PROPERTY") do not violate, and have not violated (except where such violations have been remedied such that no liability or potential liability remains), are not and have not been in non-compliance with, and do not otherwise give rise to liability under any applicable law, statute, ordinance, rule, regulation, order, policies, guidelines or determination of any federal, state, provincial or local government or government agency or other body exercising similar functions, or any Permit, restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, including, without limitation, all applicable zoning ordinances and building codes, flood, fire, disaster, occupational health and safety laws and Environmental Laws (as defined in

[section] 2.15(c)(i) below) and regulations (hereinafter sometimes collectively called "APPLICABLE LAWS"), to such an extent that violations could have, individually or in the aggregate, a Material Adverse Effect;

                      (ii) Without limiting [section] 2.15(a)(i) above, none of TNC, TNCI, the Partnership, TNC Canada or the Property is subject to any existing, pending or, to the knowledge of Seller, threatened investigation, inquiry, suit, action, claim or proceeding by any governmental authority or by any party or subject to any remediation, removal, response, restoration, mitigation, abatement, testing, monitoring, personal injury, death, or property and/or natural resource damage due, in whole or in part, to any violation of or non-compliance with any Applicable Laws.

                      (iii) None of CML, NAO, TNC, TNCI, the Partnership, TNC Canada or the Property is subject to any liability relating to or arising out of
(A) the environmental conditions on, under, about or adjacent to the Property, including, without limitation, the air (including noise), soil, surface water and ground water conditions at the Property, or (B) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substances (as defined in [section] 2.15(c)(ii) below) from, at, on, below, or adjacent to the Property.

                      (iv) No Polluting Substances have been disposed of, buried, spilled, leaked, discharged, emitted or otherwise released at, on, onto, into, under, from, or adjacent to the Property by CML, NAO, TNC, TNCI, the Partnership or TNC Canada or, to Seller's knowledge, by any third party in violation of, in non-compliance with or otherwise creating liability under any Applicable Laws. The use which TNC, TNCI, the Partnership or TNC Canada makes or has made of the Property is not, has not and, to Seller's knowledge, will not, result in the use, storage, manufacturing, handling, or the disposal or other release of any Polluting Substances on, onto, into, under or from the Property in violation of, in non-compliance with or otherwise creating liability under any Applicable Laws.

                      (v) Schedule 2.8(B) contains a true and complete listing of all Permits issued to the Company under or pursuant to the authority of any Applicable Law, and all Permits presently required pursuant to any Applicable Law for the lawful operation and use of the Property and/or of the Business are in the possession of the Company and are duly issued and in full force and effect. None of CML, NAO, TNC, TNCI, the Partnership or TNC Canada has in the past two (2) years received any notice that any such Permit will be withdrawn, terminated, limited or materially changed pursuant to any Applicable Law.

                      (vi) To the knowledge of Seller, (A) no Polluting Substances have ever been disposed of, buried, spilled, leaked, discharged, emitted, or released at levels requiring investigation, study, removal or remediation under, or forming the basis of a claim pursuant to, any Environmental Law, in, on, from or under the Property; and (B) no Polluting Substances have ever been sent, transported or otherwise conveyed from any of the Property to any other location from which there is a release or threatened release of Polluting Substances for which Seller has been notified that it has or may have liability or responsibility for cleanup costs, injury or damages, whether as a potentially responsible party ("PRP") or otherwise.

                      (vii) To the knowledge of Seller, the Property is not being used and never has been used in connection with the business of manufacturing, generating, treating, storing or transporting any Polluting Substances, and no Polluting Substances have been treated, accumulated, stored or disposed of there.

                      (viii) To the knowledge of Seller, there are not now and never have been any underground or above ground storage tanks, or any sumps, ponds, pits, lagoons, impoundments or other containment facilities of any kind on, at or under the Property which contain or ever did contain any Polluting Substances.

                      (ix) The Property is not and, to the knowledge of Seller, has never been listed on the National Priorities List ("NPL"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or any similar federal, state, provincial or local list, schedule, log inventory or database.

         For purposes of this [section] 2.15(a) only, the representations made by Seller herein, to the extent only that they apply to any Property other than
(A) the Demised Premises and (B) real property owned by the Company, are made to the actual, not constructive or imputed, knowledge of the officers of CML or the Company, without investigation or inquiry.

                  (b) Schedule 2.15(B) identifies, and Seller has provided or made available to Buyer true and correct copies prior to the date hereof, all environmental investigations, studies, audits, assessments, tests, reviews or other analyses conducted by or on behalf of or which are in the possession of CML, NAO, TNC or TNCI in relation to any Property or the Business.

                  (c) The following terms shall have the following meanings herein:

                      (i) "ENVIRONMENTAL LAWS" shall mean any and all federal, state, provincial, local or other governmental laws, statutes, ordinances, rules, regulations, interpretations, standards, consent decrees and orders of courts or administrative agencies or authorities and rules of common law and any provision or condition of any permit, registration, license, approval or certificate or relating to or dealing with the protection of human health, safety or comfort (including noise and odor), the use or preservation of natural resources, or the pollution, protection or restoration of the environment (including, without limitation, ambient air, surface water, ground water, land surface and subsurface strata), and other such laws, resolutions, ordinances or permits relating to (a) any Polluting Substances or (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, transportation, leaking, spilling or release of Polluting Substances.

                      (ii) "POLLUTING SUBSTANCES" shall mean any and all pollutants, contaminants, chemicals, raw materials, asbestos and industrial, toxic or hazardous substances or wastes and shall include, without limitation, all flammable explosives, radon gas, radioactive materials, polychlorinated biphenyls, ureaformaldehyde, medical waste, oil, petroleum or petroleum products (including crude oil, or any fraction thereof, natural gas, synthetic gas, or any mixture thereof), hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in or by any Environmental Laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act of 1948, as amended, the Clean Air Act of 1955, as amended, The Canadian Environmental Protection Act, and the Transportation of Dangerous Goods Act and their state, provincial and local counterparts, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, that in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, that to the extent that the applicable laws of any state establish a meaning for "hazardous substance," "hazardous waste," "hazardous material," "solid waste," "toxic substance" or such similar term which is broader than that specified in any of the foregoing Environmental Laws, such broader meaning shall apply.

             2.16 FINANCIAL STATEMENTS. (a) The Company has previously delivered to Buyer (i) the unaudited balance sheet of the Company as of April 27, 1996 (the "COMPANY BALANCE SHEET"), and (ii) the unaudited balance sheet of the Company as of each of July 31, 1995, 1994 and 1993 and the unaudited income statements for the periods then ended (collectively, but not including the Company Balance Sheet, the "FINANCIAL STATEMENTS"). The Financial Statements were included in the audited financial statements of CML for the fiscal years then ended (the "CML FINANCIAL STATEMENTS"). Except as set forth on
Schedule 2.16(A), the Company Balance Sheet and the Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently with past practice. The CML Financial Statements are certified without qualification by CML's independent public accountants. Except as otherwise set forth on Schedule 2.16(A), the Company Balance Sheet and the Financial Statements fairly present, as of their respective dates, the financial condition, assets and liabilities of the Company and the results of operations of the Company's business for the periods indicated and contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses. Since April 27, 1996, there has been no change in the condition of the Assets, liabilities or Business of the Company other than changes in the ordinary course of business, none of which individually or in the aggregate has or could have a Material Adverse Effect.

                  (b) Schedule 2.16(B) reflects all material liabilities and commitments of the Company and the Partnership, direct or contingent, which are not disclosed in Schedule 2.25 or in the Company Balance Sheet. The Company and the Partnership have no liabilities or commitments, whether accrued, absolute, direct or contingent, known or unknown, due or to become due, nor has there been any aspect of the prior or current conduct of the Business which may form the basis for any claim by any third party which if asserted could result in any such liabilities, that are not fully reflected or reserved against in the Company Balance Sheet or disclosed in Schedule 2.16(B) or 2.25 hereto. The Closing Date Balance Sheet described in [section] 1.7 will not reflect any liabilities or commitments, direct or contingent, which are not reflected in the Company Balance Sheet,
Schedule 2.16(B) or 2.25, except as permitted by this Agreement and incurred in the ordinary course of business since April 27, 1996 (in the case of liabilities and commitments which would have been required to be reflected on the Company Balance Sheet had they been incurred prior to April 27, 1996) or since the date hereof (in the case of liabilities and commitments which would have been required to be reflected on Schedule 2.16(B) or 2.25 had they been incurred prior to the date hereof).

                 (c) During the period from April 27, 1996 through the date hereof, CML, TNC, TNCI, NAO and the Partnership have conducted the Business only in the ordinary course and consistent with past practices. Without limiting the generality of the foregoing, (i) none of CML, TNC, TNCI, NAO or the Partnership has not taken any action, or omitted to take any action, which, if taken or omitted to be taken on or subsequent to the date hereof, would have caused a breach of any of the covenants contained in [section] 4.2 hereof, and
(ii) during the period from April 27, 1996 through the Closing Date, CML, TNC, TNCI, NAO and the Partnership have paid and will continue to pay all accounts payable of the Company in the ordinary course of business consistent with prior practices.

             2.17 THE TNC STORES. As used herein, the term "TNC STORE" shall refer to each The Nature Company Store, except the Excluded Stores, operated by the Company as of the Closing Date, including the real property located at the address of such TNC Store, and all buildings, improvements, structure, fixtures, equipment and appurtenances therein and thereto and all easement rights and appurtenances therein and thereto. Schedule 2.17(A) lists each TNC Store operated by TNC, TNCI, NAO or the Partnership, including its name and location. Except as set forth on Schedule 2.17(B), none of TNC, TNCI, NAO or the Partnership owns any real property, and all real property used in the Business is subject to a Lease listed in Schedule 2.18(B) hereto.

             2.18 THE LEASES. Representations and warranties included in this [section] 2.18 supplement all other representations and warranties herein which directly or indirectly apply to the Leases.

                  (a) CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

                      (i) "DEMISED PREMISES" shall mean any premises leased or occupied by TNC, TNCI, TNC Canada or the Partnership pursuant to the terms of a Lease.

                      (ii) "IMPROVEMENTS" shall mean any alterations or improvements to any of the Demised Premises pursuant to the terms of a Lease.

                      (iii) "LANDLORD" shall mean any lessor or landlord pursuant to the Leases.

                      (iv) "LANDLORD CONSENT" shall mean the written consent of or waiver by the lessor under each Lease, if such consent or waiver is required under the terms of the Lease or sought in connection with this Transaction, which consent does not impose any condition or obligation upon Buyer other than
(A) such conditions and obligations as are set forth in the Lease on the date hereof and (B) such additional conditions and obligations as may be expressly consented to by Buyer in its sole discretion.

                      (v) "LEASE" or "LEASES" shall mean any lease or other occupancy agreement (other than such agreements with respect to the Excluded Stores), together with all modifications, amendments and supplements thereto, regardless of whether the term of such Lease has commenced.

                  (b) LEASES. All of the Leases are listed on Schedule 2.18(B) attached hereto, including security deposits paid, the date the Lease term commenced and any unexpired rent concession periods. Except as may otherwise be provided in the Leases, true, correct, and complete copies of which have been delivered to Buyer, there are no leases, licenses, concession agreements, subleases, or other agreements, oral or written, creating possessory rights in the Demised Premises, and no person other than TNC, TNCI, TNC Canada or the Partnership, as tenant under the Leases, has any rights of possession to the Demised Premises. All regular monthly payments due and payable under such Leases on or prior to June 1, 1996 have been paid and all other payments due under such Leases have been paid or appropriately accrued on the Company's books and there exist no defaults under the terms of such Leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default or prevent the lessee from exercising and obtaining the benefits of any of its rights contained therein.

                  (c) LANDLORD CONSENTS. Schedule 2.18(C) lists each Lease for which a Landlord Consent is required under the terms of the applicable Lease or reasonably required by Buyer and identifies each such Lease with respect to which the Transaction would result in a breach, or constitute a default under, or result in the termination of or result in any increase in, or entitle any party to accelerate, any obligation or liability under, such Lease, but for the existence of the related Landlord Consent. Such Schedule may be amended prior to Closing if reasonably required by Buyer. At CML's expense, Seller, subject to the provisions of [sections] 4.1, 5.2, 6.1(a), 6.2(a) and 7.5, shall have obtained a Landlord Consent under each Lease, except where Seller has established to Buyer's reasonable satisfaction that such Landlord Consent is not required under the terms of the Lease.

                  (d) RENT INCREASES. Except as set forth on Schedule 2.18(D), no Landlord Consent shall be conditioned upon, nor shall the Transaction result in, any increase in any obligations or liabilities, including, without limitation, any recapture of construction allowances, base rent escalations, security deposit increases, participation in purchase price, administrative fees and/or payments to Landlords based on an allocation of purchase price. Any error or omission in Schedule 2.18(D) shall in no way relieve Seller of its obligations with respect to the liabilities retained by Seller under [section] 1.6(n), including without limitation its obligation to indemnify Buyer against all such liabilities pursuant to [section] 9.2(a).

                  (e) PENDING CLAIMS UNDER LEASES; DEFAULTS. Except as set forth on Schedule 2.18(E) attached hereto, none of CML, TNC, TNCI, NAO or the Partnership has any claim, pending or threatened, against any Landlord for any security or other deposit or for any other reason, and no Landlord has any claim pending or, to Seller's knowledge, threatened, against CML, TNC, TNCI, NAO or the Partnership for any matter arising out of or relating to any of the Leases, except where such claim would not result in a Material Adverse Effect. Each of the Leases is in full force and effect and no default or breach, or set of circumstances that with the giving of notice and the passage of time would constitute a default or breach, exists on the part of TNC, TNCI, NAO or the Partnership, as lessee, or of the Landlords thereunder. TNC, TNCI, NAO and the Partnership (as the case may be) and each of the Landlords have fully complied with all of their respective obligations under the Leases in all respects, except where such failure of compliance would not give rise to a Material Adverse Effect. None of CML, TNC, TNCI, NAO or the Partnership has received any notice of any default or breach with respect to the Leases. No Landlord has any right under the Leases as a result of the assignments contemplated hereunder to terminate the Leases or increase the rent payable under the Leases or otherwise demand additional consideration under the Leases, except as set forth on
Schedule 2.18(D) hereto.

                  (f) COMPLIANCE WITH LAWS. Except where the failure to have done so would not have a Material Adverse Effect, each of TNC, TNCI, TNC Canada and the Partnership has complied with all laws, ordinances, rules, regulations, and conditions of permits and approvals, including, but not limited to, those relating to environmental conditions, zoning, building codes, fire, and health and safety, of any government or any agency, body, or subdivision thereof bearing on the construction of any of the Improvements made by each of them (and has received no notice of non-compliance with respect to Improvements made by others) and on the operation, ownership, or use of the Business pursuant to the Leases.

                  (g) NOTICES OF VIOLATIONS OR DEFECTS. None of CML, NAO, TNC, TNCI, TNC Canada and the Partnership has received any notice from any governmental authority concerning any violation or defect that has not been cured, nor does Seller have knowledge that the Improvements or the operation of the Business pursuant to the Leases violates any law, ordinance, regulation, order, permit or approval of any government or any agency, body or subdivision thereof, or that any investigation has been commenced, or is contemplated, regarding such operations. Except as set forth in Schedule 2.18(G), none of CML, NAO, TNC, TNCI, TNC Canada and the Partnership has received any notice from any insurance company of any material defects or inadequacies in the Demised Premises which remain pending or unresolved.

                  (h) NO GOVERNMENTAL INTERFERENCE. To the best of Seller's knowledge, there is no present plan, study, or effort by any governmental authority or agency which would affect the continued authorization and/or operation of the Business pursuant to any of the Leases.

                  (i) COMMISSIONS. Except as set forth on Schedule 2.18(I), there are no leasing or brokerage commissions due nor will any become due in connection with any of the Leases or this Agreement payable by any of CML, TNC, TNCI, NAO or the Partnership or by any of their successors and assigns, and no written agreement exists as to payment of any leasing commissions or fees by any of CML, TNC, TNCI, NAO or the Partnership with respect to any of the Leases.

                  (j) OPERATING EXPENSES. A schedule setting forth the rent and operating expenses with respect to each of the TNC Stores as of April 27, 1996 is attached hereto as Schedule 2.18(J), prepared in accordance with sound operating principles. Since April 27, 1996, there have been no changes in such rent and operating expenses except in the ordinary course of business consistent with past practices except as otherwise set forth in Schedule 2.18(D).

                  (k) SERVICE CONTRACTS. There are no agreements to which any of CML, TNC, TNCI, NAO or the Partnership is a party for services, supplies or materials or otherwise affecting the use of the Demised Premises or operation of the Business pursuant to the Leases, except for those agreements described on
Schedule 2.18(K) hereto, and true, correct, and complete copies thereof have been delivered to Buyer.

                  (l) REAL ESTATE TAXES. None of CML, TNC, TNCI, NAO or the Partnership has entered into any understanding or agreement with any taxing or assessing authority or Landlord respecting the imposition or deferment of any taxes or assessments respecting the Leases.

                  (m) EMINENT DOMAIN. There are no assessment or eminent domain proceedings pending or, to Seller's knowledge, threatened, with respect to any of the Demised Premises. To Seller's knowledge, there are no payments due Seller, TNCI or the Partnership from any governmental agency in respect to the Leases.

                  (n) LEASEHOLD ESTATE. Except as set forth on Schedule 2.18(N) hereto, TNC, TNCI, NAO or the Partnership holds the lessee's interest in the Leases and is the sole owner of and has good right, title, and authority to convey and transfer all property, rights, and benefits which are the subject matter of this Agreement, free and clear of all Encumbrances. None of TNC, TNCI, NAO or the Partnership has hypothecated, pledged or assigned its interest in any of the Leases.

                  (o) LIENS. The Demised Premises are free of all liens for unpaid goods and services including, but not limited to, mechanics' and materialmen's liens, except as set forth on Schedule 2.18(O).

                  (p) NO SALES CONTRACTS PENDING. None of CML, NAO, TNC, TNCI or the Partnership has entered into any other contract for the sale of any of the Leases that has not been terminated or otherwise expired. No party other than Buyer has any right or any option to purchase any of the Leases.

                  (q) CONDITION OF DEMISED PREMISES. Except as set forth on
Schedule 2.18(Q) hereto, there are no physical or mechanical defects of the Demised Premises, including, without limitation, the plumbing, heating, air conditioning, ventilation, life safety and electrical systems, which could, individually or in the aggregate, have a Material Adverse Effect. All such items are in good operating condition and repair, ordinary wear and tear excepted, and in compliance with all applicable governmental laws, ordinances, regulations and requirements, except where the failure to be in good operating condition and repair or compliance could not, individually or in the aggregate, have a Material Adverse Effect. There has been no casualty to the Demised Premises within the last twelve (12) months which has not been fully repaired.

                  (r) The Company has no option to purchase or right of first refusal with respect to, any of its property, except as set forth on Schedule 2.18(R), none of which options or rights has been exercised by the Company.

             2.19 OTHER PROPERTY OWNED OR LEASED. Except for personal or other property of which TNC, NAO, TNCI or the Partnership is the lessee, TNC, NAO, TNCI and the Partnership have, or, as of the Closing Date will have, good and marketable title to the machinery, equipment, merchandise, materials, supplies and other personal property of every kind, tangible or intangible, shown as assets on the Company Balance Sheet or in their records and books of account or contained in their offices and other facilities (or, in the case of NAO, reflected in its records or contained in its facilities and used or held for use in the Business), free and clear of all Encumbrances except as reflected in the Company Balance Sheet or as set forth on Schedule 2.19.

The Company, NAO and the Partnership have valid leases under which they are entitled to use in the Business all personal property used in the Business and not owned by them. Schedule 2.19 lists all leases of machinery, equipment and other personal property on the books of, or used in connection with the operations of, the Business of which CML, NAO, TNC, TNCI, or the Partnership is a lessee and which individually require the payment of at least $10,000 per year. As to each such lease, Schedule 2.19 discloses the lessor, the lessee, the property leased and its location, the expiration date and the monthly rental. All rentals or other payments due and payable under such leases have been paid or appropriately accrued on the Company Balance Sheet and there exist no defaults under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default or prevent the lessee from exercising and obtaining the benefits of any of its rights contained therein. Except as disclosed on Schedule 2.19, there will be no default or basis for termination under any of the leases listed on such schedule as a result of the Transaction except where such defaults or terminations could not have, individually or in the aggregate, a Material Adverse Effect, and no consent of the lessor under any such lease is required for the assignment of such lease to Buyer as contemplated hereby. Except for the certificates representing the TNCI Stock and except as otherwise specifically provided herein, no Asset consisting of chattel paper, documents, instruments, certificated or uncertificated securities, customer lists, licenses, agreements, computer programs, computer software, engineering drawings, insurance policies, or recorded data of any kind or nature (including, without limitation, tangible Property described in [sections] 1.1(c), (f), (g) and (i) of this Agreement) is in the possession or control of any lender or secured party including, without limitation, The First National Bank of Boston or Citibank, N.A.

             2.20 LABOR AGREEMENTS, EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS. (a) There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any employee benefit plan or arrangement currently or previously sponsored, maintained or contributed to by the Company, CML or any CML Affiliate in which employees of (or other persons who provide services to) the Business participate, or any such plan or arrangement to which any such entity is obligated to contribute to or is a party to, or for the imposition of any lien on the Assets.

                  (b) Except as identified on Schedule 2.20, no employee of, or person who provides services to, the Business is covered by, or is entitled to receive benefits under, or is a party to any (i) union, collective bargaining or other labor agreement with any labor organization, group or association, (ii) pension, profit-sharing, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement,
(iii) plan or policy providing for fringe benefits, including but not limited to vacation, disability, sick leave, medical, hospitalization, life and other insurance plans and related or similar benefits, (iv) employment or severance agreement or plan or (v) other employee benefit plan, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in each case covering employees or former employees, or beneficiaries or dependents thereof, of the Company. True, correct, and complete copies of (i) all documents creating or evidencing any such plan, agreement or obligation listed on Schedule 2.20 (each a "PLAN" and, collectively the "PLANS"); (ii) any amendment to any of the Plans, (iii) any trust agreements, insurance contracts or other funding vehicles; (iv) the most current summary Plan descriptions; (v) the most recent annual report (IRS Form 5500 Series) and accompanying schedules; (vi) the most recent annual financial report; and (vii) the most recent determination letter from the Internal Revenue Service ("IRS") have been delivered to Buyer. Except as set forth on Schedule 2.20, there are no negotiations, demands or proposals which are now pending or which have been made which concern matters not covered, or that would be covered, by the Plans, and except as specifically provided in the documents described above in this [section] 2.20 (b), there are no amendments to any Plan that have been adopted or approved nor has Seller undertaken, or communicated to any employee (orally or in writing) any binding intent, to make any such amendments. Except as set forth on Schedule 2.20, no Plan is maintained outside the United States and no Plan covers employees of, or persons who provide services to, the Business outside the United States.

                  (c) Except as specifically provided in this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Transaction will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of, or any individual who provides services to, the Business.

                  (d) Neither TNCI nor the Partnership currently sponsors, maintains or contributes to, nor has either such entity ever sponsored, maintained or contributed to an employee benefit plan that is a "welfare plan" within the meaning of Section 3(1) of ERISA or that is a "pension plan" within the meaning of [section] 3(2) of ERISA including, but not limited to, any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) or any multiple-employer plan (within the meaning of [section] 4063 of ERISA), that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code.

                  (e) There do not now exist, nor to the knowledge of Seller do any circumstances exist involving Seller, or any member of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) that includes TNCI or the Partnership, that could reasonably be expected to result in any liabilities under (A) Title IV of ERISA, (B) Section 302 of ERISA, (C) Sections 412 and 4971 of the Code, (D) the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, and (E) corresponding or similar provisions of foreign laws or regulations, arising out of or relating to any employee benefit plan maintained by or contributed to by TNCI, the Partnership, or any current or former member of either such entity's controlled group (hereinafter, a "CONTROLLED GROUP MEMBER"), including any employee benefit plan not currently maintained, sponsored or contributed to by TNCI, the Partnership, or any Controlled Group Member to the extent such plan has been terminated, or has otherwise ceased to be maintained by TNCI, the Partnership, or any Controlled Group Member ("CONTROLLED GROUP LIABILITIES"), which Controlled Group Liabilities would be or could become liabilities after the Closing Date of the Buyer, DCI, TNCI, the Partnership or any entity that is, as of the Closing Date, an affiliate thereof.

                  (f) Neither TNCI nor the Partnership has any liability for or obligation to provide any life, health, medical or other welfare benefits to former employees of TNCI or beneficiaries or dependents thereof, except for health continuation coverage as required by

COBRA (as defined in [section] 6.6(f)). No representation (oral or written) has been made by any person with actual authority or apparent authority to represent Seller, TNCI or the Partnership purporting to provide any such benefit.

             2.21 OFFICERS, DIRECTORS AND CERTAIN EMPLOYEES. Schedule 2.21(A) hereto sets forth the name, title, total annual compensation and all bonus or other incentive payments received from the Company, or from CML or NAO for work on behalf of the Company, for the twelve months ended April 27, 1996 of each officer and director of the Company and of each other employee of the Company whose current annual base salary exceeds $75,000 or whose annual compensation for the twelve months ended April 27, 1996, including base salary, bonus and other incentive payments, exceeded $80,000. Seller has not made a commitment or agreement to increase the compensation or to modify the conditions or terms of employment of any such person other than in the ordinary course of business and consistent with prior practice. Since April 27, 1996, none of such persons has received an increase in annual base salary or bonus or other incentive payment, or promise to make any increase in annual base salary or pay any bonus or incentive payment, except as indicated on Schedule 2.21(A) hereto. None of such persons has made a written threat to the Company, CML or NAO or to any of their officers or directors to cancel or otherwise terminate such person's relationship with the Company.

                  (b) Schedule 2.21(B) hereto sets forth a complete list of the employees of the Excluded Stores as of the date hereof.

             2.22 OVERTIME, BACK WAGES, VACATION AND MINIMUM WAGES. Except as described in Schedule 2.22 hereto, no present or former employee of the Company has any claim against it (whether under federal, state or provincial law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages, salary or other compensation (excluding amounts accruing under pension and profit-sharing plans described in [section] 2.20 hereof) for any period other than the current payroll period, (c) vacation, sick leave, time off or pay in lieu of vacation, sick leave or time off, which was earned in respect of any period other than the current fiscal year or which is not accrued on the books of the Company, (d) severance pay (other than as accrued on the books of the Company) or (e) any violation of any statute, ordinance or regulation relating to minimum wages, maximum hours of work, termination of employment or similar matters.

             2.23 DISCRIMINATION AND OCCUPATIONAL SAFETY STATUTES AND REGULATIONS. Except as set forth in Schedule 2.23 hereto, since July 31, 1991, there is no claim against the Company pending or, to the knowledge of Seller or TNCI, threatened, by any person or party (including, without limitation, governmental agencies of any kind), arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 1981, the Rehabilitation Act of 1973, as amended, the Age Discrimination Employment Act of 1967, as amended, the Occupational Health and Safety Act (Ontario), the Human Rights Code (Ontario) and the Employment Standards Act (Ontario)).

             2.24 LABOR DISPUTES AND UNFAIR LABOR PRACTICES. There is neither pending nor, to the knowledge of Seller or TNCI, threatened any labor dispute, strike or work stoppage which affects or may affect the Business. Neither the Company nor, to the knowledge of Seller or TNCI, any agent, representative or employee of the Company has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, or as dealt with in the Labour Relations Act (Ontario) and there is not now pending or, to the knowledge of Seller or TNCI, threatened any charge or complaint against the Company by the National Labor Relations Board or any representative thereof.

             2.25 OTHER CONTRACTS AND COMMITMENTS. Except for the agreements, contracts and commitments (each, a "CONTRACT") listed and described in Schedule
2.25 hereto, true and correct copies of which (or, in the case of oral arrangements and understandings, summaries of the principal terms thereof) have been delivered to Buyer, and the contracts, leases and other documents specifically listed and described in the other schedules to this Agreement, or except as entered into in the ordinary course of business since June 3, 1996 and as permitted hereby, neither TNC, TNCI, the Partnership nor NAO, with respect to TNC Canada, is a party to, nor is the Company, the Business or any of the Assets bound by any Contract or related series of Contracts:

                  (a) for the purchase or sale of materials, products, services or supplies having a total contract price in excess of $50,000 per Contract (or $250,000, in the aggregate, for Contracts that would otherwise be omitted from
Schedule 2.25 because the total contract price of each such Contract is $50,000 or less), or under which the Company may become liable for an



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



amount in excess of $50,000 per Contract (or $250,000, in the aggregate, for Contracts that would otherwise be omitted from Schedule 2.25, as described above), upon the happening of one or more circumstances contemplated by such Contract or the cancellation of such Contract;

                  (b) to provide services at a price which would result in a net loss to the Company, or pursuant to terms or conditions which the Company cannot reasonably expect to satisfy or fulfill;

                  (c) relating to the borrowing of money or extension of credit in excess of $10,000, including, without limitation, any mortgage, indenture, promissory note, credit Contract, conditional sales Contract or similar type of Contract;

                  (d) to guarantee or indemnify with respect to the indebtedness or obligation of any other person, firm or corporation, except as endorser of checks received or deposited in the ordinary course of business;

                  (e) which involves a sharing of profits or any joint venture, partnership or similar business enterprise or any distribution, joint marketing or development Contract;

                  (f) except as may be set forth in the Leases, containing covenants limiting the freedom or ability of the Company to compete in any line of business or with any person in any area;

                  (g) relating to the disposition or acquisition of assets not in the ordinary course of business, or any ownership interest in any corporation, partnership, joint venture or similar business enterprise;

                  (h) relating to capital expenditures and involving future obligations in excess of $50,000 per Contract (or $250,000 in the aggregate for Contracts that would otherwise be omitted from Schedule 2.25 because future obligations under each such Contract are $50,000 or less);

                  (i) with CML or any CML Affiliate;

                  (j) relating to any sales agency, distributorship or franchise;

                  (k) relating to employment, severance, change in control, compensation or benefits; or

                  (l) which is, or in the aggregate are, material to the Company, the Business or the Assets.

Except as disclosed in Schedule 2.25 hereto, each Contract listed pursuant to this [section] 2.25 is a valid and binding Contract of TNC, TNCI, NAO or the Partnership and is in full force and effect, and neither TNC, TNCI, NAO, the Partnership nor, to the knowledge of Seller, TNCI or the

Partnership, any other party thereto, is in default under the terms of any such Contract, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by, or would cause the acceleration of any obligation of, TNC, TNCI, NAO or the Partnership or, to the knowledge of Seller, TNCI or the Partnership, any other party thereto.

No Contract of which Seller has not, at least three (3) days prior to the date hereof, delivered to Buyer a true and correct copy has been entered into other than in the ordinary course of business consistent with Seller's past practices, or contains any material term or condition that was not commercially reasonable at the time of execution, or imposes any obligation on the Company or the Business that at the time of execution could reasonably have been foreseen to be not reasonably equivalent to the benefit to be received or that is otherwise unduly burdensome.

             2.26 INSURANCE POLICIES AND RESERVES. Listed and described in
Schedule 2.26 hereto are all the material insurance policies and bonds of TNC and TNCI currently in force and, to the extent that they apply to the Business or the Assets, all such policies and bonds of CML, NAO and the Partnership which are currently in force. Summaries of all such policies and bonds have been delivered to Buyer. All such policies and bonds are paid up or accrued for on the Company Balance Sheet and are in full force and effect and neither CML, NAO, TNC, TNCI nor the Partnership has knowledge of any fact or condition, other than the Transaction, that would cause the termination of any such policies or bonds prior to the expiration date thereof. Neither CML, NAO, TNC, TNCI nor the Partnership has received any notice or threat of cancellation, change or modification of coverage with respect to such policies or bonds. The policies and bonds listed in

Schedule 2.26 are sufficient for compliance with all requirements imposed upon the Company by law or material Contracts by which it is bound and provide coverage of such types and in such amounts as are customary for entities engaged in businesses similar to that of the Company. During the two-year period ending on the date of this Agreement, there has been no casualty in excess of $50,000 to any of the Demised Premises and no claim has been made with respect to any insurance policy in excess of $50,000 regarding same within the last two (2) years, except as set forth on Schedule 2.26, and the Company has not been refused any insurance or bond coverage.

             2.27 INTELLECTUAL PROPERTY. Schedule 2.27(A) lists all rights of the Company worldwide (the "INTELLECTUAL PROPERTY RIGHTS") relating to Intellectual Property. The Company owns or otherwise has full right to use all of the Intellectual Property Rights that are materially necessary for the conduct of the Business including (but not limited to) all rights to use the name and trademark "The Nature Company," either alone or in conjunction with any other name or trademark, and there are no material breaches of any third party licenses or other agreements relating thereto. The registration and, to the knowledge of Seller and TNCI, the use of the Intellectual Property Rights do not conflict with or infringe on any rights of any other person. Neither CML, NAO, TNC nor TNCI is aware of any other person's operations which conflict with the Company's use and registration of the Intellectual Property Rights, and no notice of infringement has been given or received by CML, TNC, NAO, or TNCI to or from any third party. Except as disclosed in Schedule 2.27(B), there are no suits pending, nor to the knowledge of Seller or TNCI, threatened, claiming that any Intellectual Property Rights or any other aspects of the conduct of the Business are in conflict with or infringe any rights of any third party or constitute a libel against or violate the rights of privacy or publicity of any third party. It is acknowledged and agreed that the Intellectual Property Rights exclude the trademark "Garden Spirit" and "CML" and any adaptation, derivation or combination thereof, the trademarks/trade names that are property of NordicTrack, Biscuit Factory Publications, Incorporated and S&H and not used in the Business, and the other trademarks, licenses and other intellectual property of CML specifically identified on Schedule 2.27(C). The trademark "Garden Spirit" is not and has not at any time been used in the Business.

             2.28 TRANSACTIONS WITH INSIDERS. No director or officer of CML, TNC, TNCI, NAO or any CML Affiliate and, to Seller's knowledge, no relative or business partner of any of them is a party to any business arrangement with the Company and no such person has a substantial ownership interest in any business entity which is a party to any such business arrangement. The Company is not indebted to any director, officer or employee thereof or of CML or any CML Affiliate except for amounts due as normal salaries, wages, bonuses or other compensation and in reimbursement of ordinary expenses, on a current basis, and no director, officer or employee of TNC, TNCI, NAO, CML or any CML Affiliate is indebted to the Company except for advances of ordinary business expenses in amounts consistent with past practices on a current basis.

             2.29 OUTSIDE FINANCIAL INTERESTS. To Seller's knowledge, no director or officer of CML, TNC, TNCI, NAO or any CML Affiliate has any direct or indirect financial interest in any competitor or customer of the Company, provided that for this purpose, ownership of corporate securities having no more than two percent (2%) of the outstanding voting power of any competitor or customer, which securities are listed on any national securities exchange or authorized for quotation on the Automated Quotation System of the National Association of Securities Dealers, Inc., shall not be deemed such a financial interest if such person has no other connection or relationship with such competitor or customer.

             2.30 QUESTIONABLE PAYMENTS. Neither the Company nor, to the knowledge of Seller or TNCI, any officer or director thereof has made any illegal payments to or relating to governmental or quasi-governmental officials, or to suppliers for the rebating of charges, or engaged in any other illegal or dishonest reciprocal practices or any maintenance of any unbooked cash funds or any payment in violation of any applicable federal, state, provincial or local law or which, if the existence of such payment or payments were to become public knowledge, could have a Material Adverse Effect.

             2.31 SATISFACTION OF CONDITIONS AND RESTATEMENT OF REPRESENTATIONS AND WARRANTIES. All certificates delivered on the Closing Date in compliance with Section VII below will be true and correct. The representations and warranties set forth in this Section II will be true and correct as of the Closing Date.

             2.32 MISSTATEMENTS. Neither the representations and warranties contained in this Agreement, the Schedules hereto nor any certificates or other instruments delivered by or on behalf of CML, NAO, TNC, TNCI or the Partnership to Buyer in connection with the Transaction contain or will contain any untrue statement of a material fact or omit or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

             2.33 EXCLUDED ASSETS AND LIABILITIES. None of the representations or warranties made in this Section II shall apply to any of the Excluded Assets or Excluded Liabilities, including, without limitation, the Excluded Stores and Excluded Leases.

             2.34 EXCLUDED STORES. Seller has closed all of the Excluded Stores listed in[section] 1.4(a) prior to the date hereof.


                                   SECTION III

                 REPRESENTATIONS AND WARRANTIES OF DCI AND BUYER

                  In order to induce Seller to sell the Assets, DCI and Buyer represent and warrant to Seller as of the date hereof and as of the Closing Date as follows:

              3.1 ORGANIZATION AND GOOD STANDING. Each of DCI and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              3.2 CAPACITY AND AUTHORIZATION. Each of DCI and Buyer has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents by Buyer and DCI and the performance by Buyer and DCI of their respective obligations hereunder and thereunder have been fully authorized by all requisite corporate action of Buyer and DCI.

              3.3 NO CONFLICT. Neither the execution and delivery by Buyer and DCI of this Agreement and the Transaction Documents, the consummation by Buyer and DCI of the Transaction, nor compliance by Buyer and DCI with the terms and conditions hereof and thereof, will (a) violate any term or provision of the Certificate of Incorporation or Bylaws of Buyer or DCI, or (b) violate or result in a breach of any of the terms of any law, regulation, order, judgment, writ, injunction or decree of any court, arbitrator or governmental instrumentality to which Buyer or DCI is subject or by which it is bound except, in the case of clause (b), for any such violations or breaches which would not have, individually and in the aggregate, a Material Adverse Effect or prevent or substantially interfere with the ability of Buyer or DCI to consummate the Transaction or to perform its respective obligations under this Agreement or the Transaction Documents.

              3.4 VALIDITY AND BINDING EFFECT. This Agreement and the Transaction Documents have been duly and validly executed and delivered by DCI and Buyer and constitute the legal, valid and binding obligations of DCI and Buyer, enforceable against each of them in accordance with their respective terms.

              3.5 CONSENTS. No consent, approval or authorization of, or exemption by, or registration or filing with, any governmental or regulatory authority is required in connection with the execution and delivery by DCI and Buyer of this Agreement and the Transaction Documents or the consummation by DCI and Buyer of the Transaction, other than review of the Transaction by the Justice Department or the Federal Trade Commission or both under the Hart-Scott-Rodino Act, which, if not obtained, would prevent or substantially interfere with the ability of Buyer to purchase the Assets as contemplated hereby.

              3.6 BROKER'S FEE. Neither DCI nor Buyer has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the Transaction.

              3.7 PURCHASE FOR RESALE. Buyer is purchasing the Company's inventory of merchandise for the purpose of resale.

                                   SECTION IV

                               COVENANTS OF SELLER

                  CML, NAO and TNC covenant and agree with Buyer and DCI as follows:

              4.1 CONSENTS, APPROVALS AND AUTHORIZATIONS. Seller shall use commercially reasonable efforts to secure and obtain all consents, approvals and authorizations, including, without limitation, those described in [sections] 2.6, 2.8 and 2.18(c) hereto, to obtain the transfer to Buyer of all Permits, which are necessary or desirable in order to effect the Transaction and to obtain as promptly as possible following the Closing Date the release and discharge, without cost or liability to Buyer, of all Encumbrances as to which Buyer shall waive the discharge at the Closing conditioned upon such release and discharge by Seller. Except for Landlord Consents and Leases, which are governed by [sections]. 6.1(a) and 6.2(a) hereto, if any such consent is not obtained, or if an attempted assignment of any contract or transfer of a Permit would be ineffective or would affect the rights of Seller or TNCI thereunder so that Buyer would not in fact receive all such rights, then (a) Seller shall, to the extent not prohibited by such contract or Permit: (i) cooperate with Buyer in any reasonable arrangement designed to provide to Buyer after the Closing Date the benefits under any such contract or Permit, including enforcement for the benefit of Buyer of any and all rights of Seller against any third party arising out of a breach or cancellation of such contract by such third party or otherwise; (ii) hold all monies received thereunder in trust for the account of Buyer; and (iii) remit such monies to Buyer as promptly as possible; (b) Seller shall indemnify and hold Buyer harmless against all liabilities incurred as a result of the failure to obtain such consents and such releases of Encumbrances on the Closing Date, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect; and (c) Seller shall indemnify and hold Buyer harmless against all liabilities incurred by Buyer, including any out-of-pocket costs (other than normal application, registration and other fees payable in connection with the transfer of a Permit or issuance of a New Permit (as hereinafter defined), as a result of (i) the failure or refusal of any governmental agency to recognize the transfer of a Permit (unless such Permit is non-transferrable) or to issue a new permit, license, registration, approval, franchise, certificate or authorization (the "NEW PERMIT") on substantially the same terms and conditions as a Permit, or
(ii) the operation by Buyer of the Business without such transferred Permit or New Permit, but only if (in the case of either (i) or (ii)) either (A) Buyer has used commercially reasonable efforts (not involving payments other than of normal fees of the type described herein) to obtain such transfer or New Permit and such failure or refusal results from any action or omission by Seller prior to the Closing Date; or (B) such liability is applicable to the period ending on the close of business on the fifth business day succeeding the Closing Date (regardless of Buyer's efforts to obtain the transfer or New Permit). Except as specifically provided in this Agreement, if any contract or agreement is not effectively assigned, then Buyer will assume Seller's obligations thereunder only to the extent Buyer obtains rights and benefits thereunder.

              4.2 CONDUCT OF BUSINESS. Between the date hereof and the Closing Date, CML shall and shall cause the Company to, conduct the Business only in the ordinary course and consistent with prior practices. Without limiting the generality of the foregoing, CML and the Company shall, and CML shall cause the Company, as applicable, to do the following:

                  (a) operate the Company's business only in the ordinary course and not enter into any material transactions or make any material commitment which transactions or commitment is either inconsistent with prior practices of CML with respect to the Company or is other than in the ordinary course of business (including, without limitation, termination or addition of any retail store leases or acquisitions or dispositions of any property, rights or assets, other than sales of inventory in the ordinary course consistent with prior practices), without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

                  (b) not incur business expenses other than (i) business expenses in the ordinary course and consistent with past practices, provided, however, that the Company will consult with Buyer in the event of significant purchases or transactions and (ii) expenses related to the Transaction incurred as permitted by [section] 11.6 below;

                  (c) require that the Company continue to operate within its current open-to-buy framework and not alter or change its current merchandise mix according to classification;

                  (d) use commercially reasonable efforts to maintain and preserve the Company's goodwill, business relationships, licenses and franchises, including its relationships with all lenders, suppliers, customers and other third parties having material business dealings with it, and maintain the Company's properties and other assets in good working order, ordinary wear and tear excepted;

                  (e) refrain from

                      (i) granting any increase, other than increases with respect to non-officer employees that are in the ordinary course and consistent with past practice, in the compensation payable to any director, officer, employee or consultant of the Company or granting or paying any bonus, pension or retirement benefits to any person connected with the Company,

                      (ii) entering into or amending any employment or severance agreement with any director, officer, employee or consultant of the Company, or

                      (iii) creating any new positions at the Company or hiring any employee at an annualized compensation of $50,000 or more;

                  (f) refrain from authorizing, selling or issuing any additional shares of the Company's capital stock or options, warrants or other rights with respect to the Company's capital stock, or from declaring, setting aside or paying any dividends or other distribution to the Company's stockholder in cash, stock or property with respect to shares of the Company's capital stock;

                  (g) keep the Company's premises, stores and Business reasonably insured (including, without limitation, workers' compensation, liability and hazard insurance) to the extent currently maintained, without lapse;

                  (h) perform in all respects all of the Company's material obligations under all contracts and commitments included in the Assets;

                  (i) refrain from adopting any change in TNC's or TNCI's Certificate of Incorporation or Bylaws;

                  (j) use reasonable efforts to retain the Company's current management team;

                  (k) not incur any indebtedness to any person or entity other than CML, except for borrowings by TNC under CML's primary credit facility;

                  (l) not incur or create or suffer to exist any Encumbrances on the Assets except for Encumbrances that are removed and fully released on or before the Closing Date or otherwise permitted to be maintained under this Agreement;

                  (m) not incur or pay any indebtedness to or on behalf of CML or any CML Affiliate, except that in connection with the continued funding by CML of the Company's day-to-day operations, the Company may repay such advances from CML in the ordinary course of business consistent with past practices;

                  (n) not implement or adopt any change in the Company's accounting principles, practices or methods, other than as required by generally accepted accounting principles;

                  (o) except as required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable law, not establish, adopt, enter into or make any new Plan, or amend any existing Plan; and

                  (p) refrain from taking any action that would make any of the representations or warranties of CML, NAO and TNC contained in this Agreement untrue or inaccurate as of the Closing Date or prevent CML, NAO or TNC from performing any of its covenants or obligations hereunder.

                  Notwithstanding anything to the contrary in this [section] 4.2, Seller may take such actions as are necessary to accomplish the Termination of the Excluded Stores as contemplated by this Agreement.

              4.3 NOTIFICATION OF BUYER. Between the date hereof and the Closing Date, Seller shall promptly notify Buyer in writing of:

                  (a) the occurrence of any event, condition, fact or circumstance (i) that is not in compliance with any of the covenants contained in [section] 4.2 above, or (ii) that would make any representation or warranty contained in Section II untrue or inaccurate as of the Closing Date, or

                  (b) any commencement or threat against Seller, TNCI or the Partnership of any litigation, whether or not covered by insurance, arising out of, relating to or otherwise affecting the Business, the Assets or the Transaction.

              4.4 INTELLECTUAL PROPERTY. Effective promptly following the Closing Date, each of TNC and the Subsidiary shall change its name and CML, TNC, the Subsidiary and all CML Affiliates, but not including TNCI, shall cease to use the marks listed on Schedule 2.27(A) hereto, and the trade names referred to in [section] 2.9, except as permitted in connection with any Post-Closing Terminations pursuant to [section] 6.1(b) hereof. Within ten (10) days after the Closing Date, Seller shall review and verify the information provided on
Schedule 2.27(A), shall make any changes therein necessary to make such Schedule accurate and complete in all respects, and shall deliver to Buyer all assignments and other documents reasonably requested by Buyer to complete the transfer of the Intellectual Property listed thereon to Buyer.

              4.5 FURTHER ASSURANCES. At any time and from time to time after the Closing Date, Seller shall, at the request of Buyer, execute and deliver all further instruments or documents and take all further actions that Buyer may reasonably request in order to consummate and make effective the Transaction.

              4.6 FULL ACCESS. Prior to the Closing Date, Seller will afford DCI and Buyer and their representatives full and complete access at all reasonable times to all premises, properties, books, records, contracts, tax records, documents, facilities, personnel and management of CML, NAO and the Company with regard to the Company so that DCI and Buyer may conduct a due diligence investigation with respect to the Company, including, without limitation, its financial statements and projections, mortgage indentures, real estate, equipment and other leases, licenses, Intellectual Property Rights, accounting methods, assets, liabilities, insurance agreements and other contractual arrangements, vendor and customer lists, administrative procedures, operations and business plans and prospects. DCI and Buyer will conduct their due diligence in a manner that minimizes any disruption of the Company's business. CML shall furnish or shall cause NAO and the Company to furnish to DCI and Buyer all information in respect of the business and affairs of the Company as DCI and Buyer may from time to time reasonably request. Such examination and investigation by DCI and Buyer shall not affect the representations and warranties of CML, NAO and TNC contained in this Agreement.

              4.7 NO SOLICITATION. During the period commencing on the date hereof until the Closing Date, neither CML, TNC, TNCI nor any CML Affiliate, nor any officer, director, employee, investment banker, attorney, accountant or other advisor, representative or agent of CML, TNC, TNCI or any CML Affiliate, will, directly or indirectly, initiate, solicit or encourage any offer or inquiry or the submission of any proposal, or initiate or participate in any way in discussions or negotiations, or provide any information or assistance to or enter into an agreement with any person or group of persons other than DCI and Buyer, concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition or other transactions that would result in the transfer to any such person or group of persons of all or any substantial part of the business or assets of, or any equity interest in or voting securities of, TNC, TNCI or TNC Canada (a "BUSINESS COMBINATION"); provided, however, that the Board of Directors of CML, on behalf of CML, may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties established under the Delaware General Corporation Law. CML will promptly notify DCI and Buyer if any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, CML, TNC, TNCI or any CML Affiliate, and CML will promptly disclose to DCI and Buyer the terms of any unsolicited offer, proposal or inquiry received by CML, TNC, TNCI or a CML Affiliate from a third party regarding any Business Combination.

              4.8 NONDISCLOSURE. Neither Seller nor any person or entity affiliated with it or any representative or agent under Seller's control will disclose to any third party any non-public terms, conditions or other facts with respect to the Transaction, or any confidential information of DCI or Buyer furnished to Seller or any representative or agent of Seller in connection with the Transaction, without the prior written consent of Buyer, unless such disclosure is required by law.

              4.9 401(K) PLAN TRANSFER. If Buyer, in its sole discretion, requests within sixty (60) days after the Closing Date, Seller agrees to fully cooperate with Buyer and to use its best efforts to effectuate and complete, in accordance with applicable law, the transfer of the assets and liabilities under Seller's 401(k) Plan relating to the Transferred Employees (as defined in [section] 6.6(a) below) to one or more trusts maintained as part of one or more qualified plans maintained by Buyer or any affiliate of Buyer for the benefit of such employees. In the case of any loans made to the Transferred Employees under Seller's 401(k) Plan that are outstanding as of the Closing Date, to the extent permitted by law, Seller agrees that repayments with respect to any such loans shall be permitted to be continued and that no loan default shall be declared on account of the Transaction.


                                    SECTION V

                               COVENANTS OF BUYER

                  Buyer covenants and agrees with Seller as follows:

              5.1 FURTHER ASSURANCES. At any time and from time to time after the Closing Date, Buyer shall, at the request of Seller, execute and deliver all further instruments or documents and take all further actions that Seller may reasonably request in order to consummate and make effective the Transaction.

              5.2 LEASES. Prior to the Closing and for twelve (12) months following the Closing Date, Buyer shall cooperate, at no cost to itself, in all reasonable respects, with Seller to obtain the Landlord Consents pursuant to the Leases.

              5.3 NONDISCLOSURE. Neither Buyer nor any person or entity affiliated with Buyer or any representative or agent under the control of Buyer will disclose to any third party any non-public terms, conditions or other facts with respect to the Transaction, or any confidential information of Seller furnished to Buyer or any representative or agent of Buyer in connection with the Transaction without the prior written consent of CML, unless such disclosure is required by law.

              5.4 EMPLOYEES. If and only if this Agreement has been terminated pursuant to [section] 10.1(a), (b) or (d), neither Buyer nor any person or entity affiliated with Buyer or any representative or agent under the control of Buyer will hire any executive employee of the Company for a period of six (6) months after the date hereof.

              5.5 NOTIFICATION OF SELLER. Between the date hereof and the Closing Date, Buyer shall promptly notify Seller in writing of:

                  (a) the occurrence of any event, condition, fact or circumstance that would make any representation or warranty contained in Section III untrue or inaccurate as of the Closing Date, or

                  (b) any commencement or threat against Buyer of any litigation, whether or not covered by insurance, arising out of, relating to or otherwise affecting the Transaction.


                                   SECTION VI

                      ADDITIONAL AGREEMENTS OF THE PARTIES

                  The parties hereto further agree to the following:

              6.1 EXCLUDED STORES. If there are any Leases with respect to which Landlord Consents have not been obtained on or prior to the Closing Date (and Buyer reasonably believes that such Landlord Consents are required), and Buyer in good faith reasonably believes that following the Closing Date Buyer shall not have quiet enjoyment of the TNC Stores under such Leases without interference by the Landlord, then unless the condition precedent in [section]
7.5 is unsatisfied and Buyer has elected not to close, Buyer shall have the option to designate each such TNC Store as an Excluded Store pursuant to [section] 1.4, in which event the Purchase Price shall be adjusted as provided in [section] 1.9(a).

                  (b) Seller shall close the Excluded Stores prior to the Closing Date and complete their liquidation as promptly as possible thereafter (such closing and liquidation are referred to herein as the "TERMINATION") provided, however, that in the event that Buyer designates any TNC Store as an Excluded Store pursuant to [section] 6.1(a) above less than thirty (30) days prior to the Closing Date, Seller may complete the Termination (but solely as to such Excluded Store or Stores) up to thirty (30) days after the Closing Date (a "POST-CLOSING TERMINATION"). In the event of any Post-Closing Termination, Seller shall be entitled to use the Intellectual Property, including the name and trademark "The Nature Company," owned by Buyer, but only to the limited extent permitted by a license agreement to be entered into by Buyer, TNC and CML at the Closing, in such form as the parties thereto shall reasonably agree upon. The Termination of the Excluded Stores shall be accomplished by Seller in accordance with good business practices and without offering any inventory for sale at prices below those currently being charged at other TNC Stores within 30 miles. The operation and Termination of the Excluded Stores shall be at CML's sole expense and CML shall retain all of the proceeds of such operation and Termination; provided, that CML shall reimburse the Company for any net expenses incurred by the Company in connection with the Termination of the Excluded Stores, and the Company shall remit to CML any net proceeds of such operation and Termination. CML shall hold DCI and Buyer harmless from and against any costs, liabilities or damages incurred by DCI or Buyer with respect to the Excluded Stores and their Termination.

                  (c) After the Closing, Seller shall retain all assets and liabilities of or relating to the Excluded Stores, except inventory, and Seller may retain all proceeds generated from the sale of such assets. Buyer agrees to purchase all inventory of the Excluded Stores remaining unsold at the Closing Date (or at any later date of completion of a Post-Closing Termination) at a price equal to the lesser of (i) 40% of the regular retail price for all nondamaged goods included in such unsold inventory as established by the Company consistent with past practices or (ii) $1,000,000. Buyer agrees to reimburse Seller for one-half of Seller's out-of-pocket costs of shipping such unsold inventory remaining at the Excluded Stores to the TNC distribution center located in Florence, Kentucky; provided, however, that in no event shall Buyer's reimbursement obligation hereunder for such shipping costs exceed $10,000. Such unsold inventory of the Excluded Stores shall be subject to a physical count and shall be separately identified on the Closing Date Balance Sheet; provided, that a separate schedule thereto shall be prepared identifying, in reasonable detail, the regular retail price of all such unsold inventory items, other than damaged items, and showing the amounts due Seller as calculated under this [section] 6.1(c). Such schedule shall be subject to the provisions of [section] 1.7 hereof and, in the event of a dispute with respect to the amount due Seller, the provisions of [section]
1.11 shall apply. Amounts due Seller hereunder shall be subject to the adjustment provisions of [section] 1.14(c).

              6.2 TERMINATED STORES. If there shall be any Leases with respect to which Landlord Consents have not been obtained as of the Closing Date (and Buyer reasonably believes that such Landlord Consents are required), but as to which Leases Buyer in good faith reasonably believes that, following the Closing Date, Buyer shall have quiet enjoyment of the respective TNC Stores under such Leases without interference by the Landlord, then Buyer shall assume such Leases, subject to Seller's obligations pursuant to this [section] 6.2.

                  (b) After the Closing, Seller, with Buyer's cooperation, but with no expense to Buyer, shall continue to use commercially reasonable efforts to obtain the Landlord Consents with respect to all Leases described in [section] 6.2(a) above, upon the same terms and subject to the same conditions as specified in [sections]. 2.18(c) and 4.1 hereof. If for any reason a Landlord Consent is not obtained with respect to any such Lease within twelve (12) months following the Closing Date, or if Buyer at any time after the Closing in good faith reasonably believes that it no longer has quiet enjoyment of the respective TNC Store, Buyer may, at its option, elect to effect the Termination of the affected TNC Store (each, a "TERMINATED STORE"). Each such election will be effective immediately upon Buyer's notice to Seller thereof, or upon such later date as is stated in such notice (the "TERMINATION DATE"); provided, that if Seller shall have given Buyer, on or prior to the first anniversary of the Closing Date, a notice requesting such election, then Buyer's right to give notice of such election shall expire at the close of the business on the fifth business day following the first anniversary of the Closing Date. In such case, commencing on the Termination Date:

                      (i) Buyer will take all reasonable steps to effectuate the Termination within a commercially reasonable time and consistent with good business practices; and

                      (ii) Seller will be solely responsible for and will indemnify and hold Buyer and its affiliates (including DCI and TNCI) harmless against, any costs or liabilities of or relating to such Terminated Store after the Termination Date, including costs or liabilities arising under the Lease for such Terminated Store, costs or liabilities with respect to termination of employees associated with such Terminated Store (including, without limitation, liability for compensation or benefits after the Termination Date, including severance pay, benefits and accrued vacation, provided that Seller will not be liable for amounts with respect to severance, benefits and accrued vacation greater than if its severance, benefit and vacation policies immediately prior to the Closing were still in effect) and all costs or liabilities with respect to the disposition of personal property of the Terminated Store (other than inventory) and the termination of contracts relating to such Terminated Store.

In the event of any Termination pursuant to this [section] 6.2(b), each of Buyer and Seller shall fully cooperate with the other and execute such instruments as may be required in order to effectuate the Termination.

                  (c) Within 30 days following the completion of any Termination pursuant to [section] 6.2(b) above, Seller shall make a cash payment to Buyer (each, a "TERMINATED STORE ADJUSTMENT"), in the amount of (i) the reasonable direct out-of-pocket cost to Buyer of closing the store in connection with such Termination; plus (ii) the amount the Purchase Price would have been reduced by at Closing pursuant to [section] 1.9(a) had such Terminated Store been designated an Excluded Store prior to Closing pursuant to [section] 6.1(a).

              6.3 DCI GUARANTY. DCI hereby guarantees to Seller the performance by Buyer of all of its obligations and covenants set forth in this Agreement and agrees that such guaranty shall be irrevocable except upon termination of this Agreement pursuant to [section] 10.1(a), (b), (c), (e) or (f) hereof.

              6.4 SHARING OF DATA. Seller shall have the right for a period of five (5) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information, as are transferred to Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Buyer shall have the right for a period of five (5) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records, which are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business transferred to Buyer hereunder or is otherwise needed by Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations or in connection of the operation of the Business after the Closing Date.

              6.5 COOPERATION IN LITIGATION. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the Transaction). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) reasonably incurred by the party providing such cooperation and its officers, directors, employees and agents in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for administrative or overhead expenses, including for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

              6.6 EMPLOYEES. Effective immediately following the Closing Date, Buyer shall offer employment to all of the employees of the Company immediately prior to the Closing Date (other than persons who are employees of Excluded Stores immediately prior to the Closing Date). As used herein, the term "TRANSFERRED EMPLOYEES" means those employees of the Company who undertake such employment.

                  (b) With respect to Transferred Employees:

                      (i) Seller shall on or immediately following the Closing Date pay to Transferred Employees all salary and wages earned for regular and overtime work through and including the Closing Date, net of applicable withholding amounts. Buyer shall not be liable for any such payments, but shall, regardless of the actual amount paid by Seller, reimburse Seller for such payments in the amount equal to two weeks' regular salary and wages for all Transferred Employees, and in addition Buyer shall also reimburse Seller for the amount, if any, of regular salary and wages paid by Seller to Transferred Employees for work performed after the Closing Date, in each case payable by a post-closing adjustment pursuant to [section] 1.14(a);

                      (ii) Buyer shall credit each Transferred Employee, immediately following the Closing Date, with vacation time and sick time equal to the amount of accrued vacation time and sick time, if any, to which such Transferred Employee was entitled under the policies of the Company at the Closing Date, to be taken in accordance with such policies as Buyer may establish with respect thereto;

                      (iii) to the extent the benefit and welfare policies of Buyer provide that entitlement to, or levels of, certain benefits are dependent upon the length of the Transferred Employee's service with Buyer, each Transferred Employee, immediately following the Closing Date, shall be granted service credit with Buyer to the same extent such employee would have been granted service credit under the policies of the Company at such date; and

                      (iv) except as otherwise expressly set forth in paragraphs
(i) through (iii) of this [section] 6.6(b), Seller shall retain all liabilities and obligations with respect to any compensation and benefits to which the Transferred Employees are entitled by virtue of their employment by Seller and the termination thereof, and Buyer's liability and obligations with respect to such Transferred Employees shall apply only with respect to any such amounts that become payable with respect to, and that are directly attributable to, such employees' employment with Buyer.

                  (c) With respect to those employees of Seller who do not become Transferred Employees, Seller shall retain all liabilities and obligations, including, without limitation, liabilities and obligations for all wages, salary, termination pay, severance pay, sick pay or vacation pay, any unemployment benefits, any pension plan or welfare plan benefits and any other compensation or benefits to which such employees are entitled.

                  (d) Seller will take all steps necessary, by Plan amendment or otherwise, to provide that benefits accrued under any Plan described under
Section 401(a) of the Code on behalf of any Transferred Employee shall be nonforfeitable as of the Closing Date. Seller shall use reasonable commercial efforts to secure acceptance of Buyer's offer by any employees of the Business who are offered employment by Buyer, and Seller will not employ, for a period of six (6) months following the Closing Date, any executive employee of Buyer without Buyer's prior written consent.

                  (e) Buyer shall not, pursuant to Section 4204 of ERISA or otherwise, assume any "withdrawal liability" (as that term is used in ERISA) of Seller, whether arising by reason of the Transaction or otherwise, and Buyer shall have no obligation to post any bond or take any other action to avoid any such liability being imposed upon Seller.

                  (f) Notwithstanding anything herein to the contrary, Seller agrees that any employee, other than a Transferred Employee, whose employment is terminated by Seller or who otherwise becomes entitled to continued health coverage under the Consolidated Omnibus Budget

Reconciliation Act of 1985, as amended ("COBRA"), shall receive any required COBRA notices, coverage and benefits from Seller and not from Buyer.

                  (g) No employee or former employee of the Company shall be deemed to be a third party beneficiary of any provision of this Agreement.

              6.7 INSURANCE. (a) Seller shall have, effective as of the close of business on May 31, 1996:

                      (i) Terminated the contract (the "OLD TNC CONTRACT") for medical insurance then in force between TNC and John Hancock Mutual Life Insurance Company ("JOHN HANCOCK"). Buyer shall reimburse Seller for one-half of the amount Seller is required to pay to John Hancock after May 31, 1996 to cover the direct costs of medical claims paid or payable by John Hancock (and any associated administrative costs) pursuant to the Old TNC Contract, but only to the extent that such amounts relate to medical claims of Transferred Employees and their eligible dependents (collectively, the "TRANSFERRED INSUREDS") for medical services rendered on or prior to May 31, 1996. Reimbursement to be made in accordance with this subparagraph (i) shall be paid by Buyer within thirty
(30) days after Seller shall have submitted to Buyer claims reports in a form consistent with past practices detailing the claims paid by John Hancock with respect to the Transferred Insureds pursuant to the Old TNC Contract and the related payment obligations of Seller, with the first of such reports to cover the period commencing on June 1,

1996 and ending on June 30, 1996, and with additional reports to cover subsequent three-month periods.

                      (ii) Entered into a new contract (the "NEWCO CONTRACT") for medical insurance with John Hancock with respect to the Transferred Insureds on substantially similar terms and conditions as the Old TNC Contract. Buyer shall assume the Newco Contract as of the Closing Date. Buyer shall reimburse Seller for one-half of the amount Seller is required to pay to John Hancock during the period commencing on June 1, 1996 and ending on the Closing Date to cover the direct costs of medical claims paid or payable by John Hancock (and any associated administrative costs) pursuant to the Newco Contract, but only to the extent such amounts relate to medical claims of Transferred Insureds for medical services rendered on or prior to the Closing Date. Seller shall reimburse Buyer for (A) one-half of the amount Buyer is required to pay to John Hancock after the Closing Date to cover the direct costs of medical claims paid or payable by John Hancock (and any associated administrative costs) pursuant to the Newco Contract, but only to the extent such amounts relate to medical claims of Transferred Insureds for medical services rendered on or prior to the Closing Date, and (B) all amounts Buyer is required to pay John Hancock after the Closing Date to cover the medical claims (and any associated administrative costs) of employees who do not become Transferred Employees, and their eligible dependents. Reimbursements to be made in accordance with this [section]6.7(a)
(ii) shall be paid by the reimbursing party within thirty (30) days after the party to be reimbursed shall have submitted to the reimbursing party claims reports detailing the claims paid by John Hancock with regard to the Transferred Insureds pursuant to the Newco Contract and the related payment obligations, with the first of such reports to cover the period commencing June 1, 1996 and ending on June 30, 1996, and with additional reports to cover subsequent three-month periods.

                      (iii) Provided for a separate contract for medical insurance with John Hancock with respect to all persons other than Transferred Insureds covered under the Old TNC Contract (including, without limitation, employees of the Excluded Stores and their eligible dependents and employees of Smith & Hawken Ltd. and Biscuit Factory Publications Incorporated) (the "AFFILIATES CONTRACT") and following the Closing Date, shall provide coverage under the Affiliates Contract for all eligible employees of TNC who do not become Transferred Employees, and their eligible dependents. Buyer shall not assume the Affiliates Contract nor shall it incur or be responsible for any liability or obligations with respect to such contract as a result of the transactions contemplated by this Agreement and any liabilities or obligations relating to or under the Affiliates Contract shall be the sole responsibility of Seller. To the extent that Buyer is required to make any payment under the Newco Contract in respect of coverage for periods after the Closing Date for any of the persons referred to in the first sentence of this subparagraph (iii), then Seller shall reimburse Buyer for the full amount thereof within thirty (30) days after submission by Buyer of claims reports detailing such payments, with the first of such reports to cover the period commencing on the Closing Date and ending June 30, 1996, and with additional reports to cover subsequent three-month periods.

                  (b) Buyer shall reimburse Seller for one-half of the amount Seller is required to pay to Employers Insurance of Wausau a Mutual Company ("WAUSAU") after the Closing Date

(i) to cover the costs of workers' compensation claims paid or payable by Wausau pursuant to contracts for workers' compensation insurance listed on Schedule
2.26 but only to the extent that such amounts are attributable to workers' compensation claims of Transferred Employees that relate to periods prior to the Closing Date and (ii) in respect of general liability and automobile insurance with respect to the Business pursuant to contracts for such insurance with Wausau as listed on Schedule 2.26; provided, however, that Buyer's liability for any given policy period attributable to workers' compensation (with respect to Transferred Employees), general liability and automobile liability coverage afforded the Company under these policies for claims of the Business prior to the Closing Date shall be limited to a maximum reimbursement of $600,000. Seller shall continue to make payments to Wausau in respect of such claims in the ordinary course and consistent with past practice prior to the Closing Date. Reimbursements to be made in accordance with this [section] 6.7(b) shall be paid by Buyer within thirty (30) days after Seller shall have submitted to Buyer claims reports in a form acceptable to Buyer detailing the claims paid by Wausau and the related payment obligations of Seller to which the reimbursement provisions of this [section] 6.7(b) are applicable, with such reports to be forwarded to Buyer generally every three months.

                  (c) Buyer shall reimburse Seller for any payment made by Seller in discharge of the judgment against TNC listed on Schedule 2.11, but not in excess of one half of the amount accrued on the Company Balance Sheet with respect to such judgment.

             6.8 BULK SALES LAWS. Each party hereby waives compliance by the others with respect to the provisions of the "bulk sales law" or similar provision of state, local, provincial or foreign law insofar as the such "bulk sales law" may be applicable to the Transaction.

             6.9 RELEASE OF CERTAIN OBLIGATIONS. (a) CML shall use its best efforts (except that it shall not be required to make any material payment to a lessor to replace any obligation with a materially greater obligation) to cause, within sixty (60) days following the Closing Date, the release by the lessors of all of the liabilities and obligations of TNC with respect to the leases and other obligations referred to in [section] 1.6(j), and shall have delivered appropriate instruments of release and termination reasonably satisfactory to Buyer.

                  (b) Buyer shall use its best efforts (except that it shall not be required to make any material payment to a Landlord or to replace any obligation with a materially greater obligation) to cause, within sixty (60) days following the Closing Date, the release by the Landlords of all of the liabilities and obligations of CML with respect to the Company's Kentucky distribution center and the TNC Leases held by TNC and Scientific Revolution at Universal City Walk, Universal City, California and shall have delivered appropriate instruments of release and termination reasonably satisfactory to Seller.

             6.10 CERTAIN TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

                  (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Seller shall prepare or cause to be prepared and file or cause to be filed when due all tax returns for TNCI for all periods ending on or prior to the Closing Date which are filed after the Closing Date and shall pay all amounts due thereunder. Seller shall permit Buyer and TNCI to review and comment on each such return described in the preceding sentence prior to filing.

                  (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. TNCI shall prepare or cause to be prepared and file or cause to be filed any returns of TNCI for tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to TNCI within fifteen (15) days after the date on which taxes are paid with respect to such periods an amount equal to the portion of such taxes which relates to the portion of such taxable period ending on the Closing Date. For purposes of determining Seller's liability with respect to this [section]6.10(b), Seller's tax liability will be determined as if the applicable tax period had ended on the Closing Date. Buyer and TNCI shall permit Seller to review and comment on each such return described in this [section] 6.10(b) prior to filing.

                  (c) TAX INDEMNIFICATION. Seller shall indemnify and hold Buyer and TNCI harmless against any and all liabilities for taxes (including interest, additions to tax and penalties) of or attributable to TNC, TNCI, NAO and the Partnership as well as any tax (including interest, additions to tax and penalties) of or attributable to members of Seller's related group for which TNCI is liable under Treasury Regulation Section 1.1502-6 or otherwise, for periods (or portions thereof) ending up to and including the Closing Date (including, without limitation, any liability for taxes resulting from making the Section 338(h)(10) Election and any comparable election under state, local or foreign tax law), except as otherwise provided in [section] 1.13.

                  (d) REFUNDS. Seller shall be entitled to and Buyer shall promptly pay any refunds or credits for any taxes (including interest, additions to taxes and penalties) for periods for which Seller is responsible under this [section] 6.10. Buyer shall be entitled to any refunds of or any credits for any taxes (including interest, additions to tax and penalties) for periods for which it is responsible under this [section] 6.10.

                  (e) COOPERATION ON TAX MATTERS. Buyer, TNCI and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. TNCI and Seller agree (A) to retain all books and records with respect to tax matters pertinent to TNCI relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, TNCI or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (f) TAX CONTESTS AND AUDITS.

                      (i) NOTICE. If a claim shall be made by any taxing authority which, if successful, will result in additional tax liability, or if an audit is commenced by any taxing authority with respect to taxes that could give rise to a tax claim, for any taxable period beginning before the Closing Date, Buyer or TNCI shall promptly notify Seller in writing of such claim or audit, as the case may be.

                      (ii) CONTROL OF PROCEEDING AND TAX INDEMNIFICATION. Seller shall conduct and pay for all tax audits, litigations and related proceedings and Seller shall pay any tax liability arising out of any audit, litigation, proceeding or other adjustment for any period prior to Closing; provided however, Buyer or TNCI may, at Buyer's option, assume and control the conduct of any such tax audit, litigation or proceeding relating to TNCI. Seller shall indemnify Buyer or TNCI for any and all expenses incurred by Buyer or TNCI in any tax audit, litigation or proceeding with respect to any tax claim arising out of and/or relating to a tax period prior to Closing; except that if Buyer shall assume and control the conduct of such audit, litigation or proceeding, it shall bear its out-of-pocket costs in connection therewith. Seller shall keep Buyer and TNCI informed, and Buyer and TNCI shall keep Seller informed, of all material developments and events relating to any such tax audit, litigation, proceeding or claim. Neither Seller nor Buyer will settle any audit, litigation or proceeding that would result in adverse consequences to the other party or to TNCI without such party's consent.

                  (g) Seller shall not (unless believed required by law) file an amendment to any tax return for taxable periods ending on or before the Closing Date that would result in adverse consequences to TNCI (or to Buyer with respect to TNCI) without Buyer's written consent, which consent shall not unreasonably be withheld. Buyer undertakes that TNCI shall not file an amendment to any tax return for taxable periods ending after the Closing Date if it will result in adverse consequences to Seller without Seller's written consent, which shall not unreasonably be withheld.


                                   SECTION VII

              CONDITIONS TO DCI'S AND BUYER'S OBLIGATIONS TO CLOSE

                  The obligations of DCI and Buyer to consummate the Transaction provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of DCI and Buyer to waive any one or more of such conditions:

             7.1 REPRESENTATIONS AND WARRANTIES, COVENANTS AND CLOSING DOCUMENTS. The representations and warranties of CML, NAO and TNC contained in
Section II of this Agreement shall be true and correct as of the Closing Date; CML, NAO and TNC shall have performed in all material respects their respective covenants contained in this Agreement which were to be performed on or before the Closing Date and CML, NAO and TNC shall have delivered to Buyer the documents specified in [sections]1.2, 7.6, 7.8 and 7.9 of this Agreement.

             7.2 LITIGATION. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or which could have a Material Adverse Effect.

             7.3 APPROVALS. Except for Landlord Consents, which are governed by [section]7.5 below, all authorizations, consents, approvals and waivers required to be obtained from, and notices and filings required to be given to or made with, any governmental or regulatory authority or any third party in connection with the Transaction shall have been obtained, given or made, which, if not obtained, given or made could have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, the applicable waiting period under the Hart-Scott-Rodino Act shall have expired or otherwise terminated.

              7.4 NO MATERIAL ADVERSE EFFECT. Since the date of the Company Balance Sheet, there shall have occurred no change or series of changes which could have a Material Adverse Effect, except as related to the Termination of the Excluded Stores.

              7.5 DELIVERY OF DEMISED PREMISES. It is understood that, notwithstanding Seller's efforts pursuant to [section] 4.1 hereof to obtain the Landlord Consents required hereby, Seller may be unable to deliver all of the Demised Premises to Buyer at Closing. However, Seller shall deliver to Buyer at Closing, in each case accompanied by Landlord Consents (unless Seller shall have established to the reasonable satisfaction of Buyer that such Landlord Consents are not required):

                  (a) TNC Stores whose sales volume for the four fiscal quarters ending April 27, 1996 equaled at least eighty percent (80%) of the sales volume (not including sales volume for the Excluded Stores specified by number and location in [section] 1.4(a)) for the Company's four fiscal quarters ended April 27, 1996 in accordance with the per store and Company total sales volume figures attached hereto as Schedule 7.5(A), and

                  (b) at least twenty-two (22) of the TNC Stores included in the twenty-five (25) most profitable TNC Stores during the four fiscal quarters ended April 27, 1996, which are listed on Schedule 7.5(B) hereto.

              7.6 ESTOPPEL CERTIFICATES. (a) Seller shall use commercially reasonable efforts to deliver to Buyer, on or prior to the Closing Date, estoppel certificates signed by the Landlords with respect to the Leases.

                  (b) With respect to any Lease for which an estoppel certificate is not obtained in a form reasonably acceptable to Buyer covering substantially each of the points identified in the form delivered to the Landlords, Seller shall deliver at Closing a master estoppel certificate covering such Leases or portion of estoppels not addressed by Landlord to date, as further set forth in Schedule 7.6(b) hereto. Seller shall continue to use commercially reasonable efforts to obtain estoppel certificates from Landlords that had not previously delivered estoppel certificates, and Buyer agrees to cooperate reasonably with Seller, at no cost to Buyer, in Seller's attempts to obtain such estoppel certificates. If a Landlord estoppel certificate in a form reasonably acceptable to Buyer is delivered to Buyer after Closing with respect to a Lease covered by Seller's estoppel certificate, Seller's estoppel certificate with respect to such Lease shall become null and void. With respect to statements relating to a Landlord in Seller's estoppel certificate, Seller may qualify such statement "to its knowledge." The representations in the master estoppel certificate shall survive the Closing for a period of two (2) years.

              7.7 CASUALTY LOSS. The Company shall not have suffered any loss from fire, flood, explosion or other casualty, or from the suspension or termination of any of the Permits, which materially and adversely affects the conduct of the Business or, irrespective of insurance, the value of the Assets.

              7.8 CERTIFICATES. CML, NAO and TNC shall have delivered to Buyer the following Closing documents:

                  (a) A certificate signed by the chief executive officer, president, vice president or the chief financial officer of TNC, dated as of the Closing Date, certifying that (i) the representations and warranties of TNC contained in Section II of this Agreement are true and correct as of the Closing Date and (ii) the covenants of TNC to be performed by it on or prior to the Closing Date have been performed;

                  (b) A certificate signed by the chief executive officer, president, executive vice president or the chief financial officer of CML, dated as of the Closing Date, certifying that (i) the representations and warranties of CML contained in Section II of this Agreement are true and correct as of the Closing Date and (ii) the covenants of CML and Seller to be performed by them on or prior to the Closing Date have been performed;

                  (c) A certificate signed by the chief executive officer, president, vice president or the chief financial officer of NAO, dated as of the Closing Date, certifying that (i) the representations and warranties of NAO contained in Section II of this Agreement are true and correct as of the Closing Date and (ii) the covenants of NAO to be performed by it on or prior to the Closing Date have been performed;

                  (d) A certificate of the Secretary or Assistant Secretary of TNC attaching true, correct and complete copies of TNC's certificate of incorporation and bylaws and all resolutions adopted by TNC's board of directors and stockholder relating to the Transaction and as to other matters reasonably requested by Buyer and its counsel;

                  (e) A certificate of the Secretary or Assistant Secretary of TNCI attaching true; correct and complete copies of TNCI's certificate of incorporation and bylaws and all resolutions adopted by TNCI's board of directors and stockholder relating to the Transaction and as to other matters reasonably requested by Buyer and its counsel;

                  (f) A certificate of the Secretary or Assistant Secretary of CML attaching true, correct and complete copies of CML's certificate of incorporation and bylaws and all resolutions adopted by CML's board of directors relating to the Transaction and as to other matters reasonably requested by Buyer and its counsel;

                  (g) A certificate of the Secretary or Assistant Secretary of NAO attaching true, correct and complete copies of NAO's constating documents and bylaws and all resolutions adopted by NAO's board of directors relating to the Transaction and as to other matters reasonably requested by Buyer and its counsel;

                  (h) Letters of resignation of all officers and directors of TNCI;

                  (i) Letters of resignation as officers and directors of CML, TNC, the Subsidiary and all other CML Affiliates signed by all Transferred Employees who serve in such capacities; and

                  (j) Such good standing certificates and other documents as may be reasonably requested by Buyer and its counsel.

             7.9 OPINION. CML and the Company shall have delivered to Buyer opinions of counsel for CML, TNC, TNCI and NAO, substantially as described in
Exhibit 7.9.

             7.10 ASSIGNMENT AND ASSUMPTION OF LEASES. CML and the Company shall have delivered to Buyer an assignment and assumption of Leases for TNC and TNC Canada substantially as described in Exhibit 7.10, together with such additional assignments as may be required by particular Leases, or requested by particular Landlords.

             7.11 ASSIGNMENT OF PARTNERSHIP INTEREST. TNC shall have delivered to Buyer an assignment of its partnership interest in the Partnership.

             7.12 COOPERATION AND SERVICES AGREEMENT. Smith & Hawken Ltd., a wholly-owned subsidiary of CML, shall have entered into a cooperation and services agreement, substantially in the form attached hereto as Exhibit 8.2, pursuant to which Buyer shall provide certain services, and Biscuit Factory Publications Incorporated, a wholly-owned subsidiary of CML, shall have entered into a cooperation and services agreement, substantially in the form attached hereto as Exhibit 8.2, pursuant to which Buyer shall provide certain services.

             7.13 DOCUMENT TO BE RECORDED. TNC and Buyer shall execute and record memoranda sufficient to protect Buyer's rights with respect to the options and first refusal rights referenced in Schedule 2.18(R), to the extent not prohibited by the respective Leases.


                                  SECTION VIII

                   CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSE

                  The obligations of CML, NAO and TNC to consummate the Transaction provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of CML, NAO and TNC to waive any one or more of such conditions:

              8.1 REPRESENTATIONS AND WARRANTIES, COVENANTS AND CLOSING DOCUMENTS. The representations and warranties of DCI and Buyer contained in
Section III of this Agreement shall be true and correct as of the Closing Date; DCI and Buyer shall have performed in all material respects their respective covenants contained in this Agreement which were to be performed on or before the Closing Date; Buyer shall have delivered to Seller the Purchase Price and DCI and Buyer shall have delivered to Seller the documents specified in [sections] 1.2 and 8.4.

              8.2 COOPERATION AND SERVICES AGREEMENT. Buyer shall have entered into cooperation and services agreements, substantially in the form attached hereto as Exhibit 8.2, pursuant to which Buyer shall provide certain services to Smith & Hawken Ltd. and Biscuit Factory Publications Incorporated.

              8.3 LITIGATION. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or which could have a Material Adverse Effect.

              8.4 CLOSING DOCUMENTS. DCI and Buyer shall have delivered to Seller the following Closing documents:

                  (a) A certificate signed by the chief executive officer, president, senior vice president, vice president or the chief financial officer of DCI, dated as of the Closing Date, certifying that (i) the representations and warranties of DCI contained in Section III of this Agreement are true and correct as of the Closing Date; and (ii) the obligations of DCI on or prior to the Closing Date have been performed;

                  (b) A certificate signed by the chief executive officer, president, senior vice president, vice president or the chief financial officer of Buyer, dated as of the Closing Date, certifying that (i) the representations and warranties of Buyer contained in Section III of this Agreement are true and correct as of the Closing Date and (ii) the covenants of Buyer to be performed by it on or prior to the Closing Date have been performed;

                  (c) A certificate of the Secretary or Assistant Secretary of DCI attaching true, correct and complete copies of DCI's certificate of incorporation and bylaws certifying that DCI's stockholders have taken all action necessary to approve the Transaction;

                  (d) A certificate of the Secretary or Assistant Secretary of Buyer attaching true, correct and complete copies of Buyer's certificate of incorporation and bylaws and all resolutions adopted by Buyer's board of directors relating to the Transaction;

                  (e) Such good standing certificates and other documents as may be reasonably requested by Seller and its counsel.

              8.5 ASSIGNMENT AND ASSUMPTION OF LEASES. Buyer shall have entered into an assignment and assumption of Leases for TNC and TNC Canada, substantially as described in Exhibit 7.10, together with such additional assignments as may be required by particular Leases or requested by particular Landlords.

              8.6 RESALE CERTIFICATE. Buyer shall have delivered to the Company resale certificates, as reasonably requested by Seller, covering the inventory being purchased by Buyer hereunder for all jurisdictions where such inventory is located and where sales and use taxes are imposed, including jurisdictions in Canada.

              8.7 OPINION. Buyer shall have delivered to Seller an opinion of counsel for DCI and Buyer, substantially as described in Exhibit 8.7.

              8.8 GST ELECTION. Seller and Buyer shall jointly elect under subsection 167(1) of Part IX of the Excise Tax Act (Canada) and any provincial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the sale and purchase of the Assets located in Canada pursuant to this Agreement. Seller and Buyer shall make such election in the prescribed form containing prescribed information pursuant to the Excise Tax Act and any provincial legislation imposing a similar value added or multi-staged tax, and Buyer shall file the joint election in compliance with the requirements of the Excise Tax Act and any provincial legislation imposing a similar value added or multi-staged tax.

                                   SECTION IX

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

              9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of CML, NAO and TNC with respect to tax matters and the representation made in Section 2.18(n) will survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations), and all representations and warranties of CML, NAO and TNC contained in [section] 2.20 hereof will survive the Closing and continue in full force and effect for a period of six (6) years. All other representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of two (2) years.

              9.2 INDEMNIFICATION. (a) CML, NAO and TNC (each, as such, an "INDEMNITOR"), jointly and severally, agree to indemnify, defend and hold harmless Buyer and its affiliates (including DCI and, if the Closing has occurred, TNCI) (as such, the "INDEMNITEES") from and against all damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "LOSSES") suffered or paid, directly or indirectly, by the Indemnitees arising out of or in connection with

                      (i) any liabilities not specifically assumed by Buyer pursuant to this Agreement, including, without limitation, any Excluded Liabilities and any liability of TNCI that is not an Assumed Liability.

                      (ii) the failure of any representation or warranty made by the Indemnitors in this Agreement to be true and correct as of the date made,

                      (iii) the failure of the Indemnitors to comply with and perform their obligations, covenants and agreements contained herein,

                      (iv) any liabilities arising from the waiver of compliance with bulk sales laws pursuant to [section] 6.8,

                      (v) the Excluded Stores and their Termination,

                      (vi) the Terminated Stores and their Termination, but excluding liabilities relating to the operation by Buyer of the Terminated Stores prior to the Termination Date, except as specifically provided by [section] 6.2(c), and

                      (vii) the indemnities provided for in [sections] 4.1 and 6.10(c).

                  (b) Buyer agrees to indemnify, defend and hold harmless TNC, NAO and CML from and against all Losses, suffered or paid, directly or indirectly, by them arising out of or in connection with

                      (i) the failure of any representation or warranty made by DCI or Buyer in this Agreement to be true and correct as of the date made,

                      (ii) the Assumed Liabilities,

                      (iii) the failure of DCI or Buyer to comply with and perform their obligations, covenants and agreements contained herein, and

                      (iv) the operation of the Business from and after the Closing Date.

                  (c) Notwithstanding the foregoing, (i) the Indemnitors shall not be liable to the Indemnitees for Losses described in [section] 9.2(a)(ii) unless (A) the Indemnitees suffer a single Loss of $100,000 or more, in which event the Indemnitors shall be liable for each such single Loss; or (B) unless all Losses of the Indemnitees under [section] 9.2(a)(ii) exceed $250,000 in the aggregate, in which event the Indemnitors shall be liable for all such Losses suffered by the Indemnitees in excess of $250,000; and (ii) Buyer shall not be liable to TNC, NAO and CML for Losses described in [section] 9.2(b)(i) unless
(A) TNC, NAO and CML suffer a single Loss of $100,000 or more, in which event Buyer shall be liable for each such single Loss or (B) unless all Losses of TNC, NAO and CML under [section] 9.2(b)(i) exceed $250,000 in the aggregate, in which event the Buyer shall be liable for all such Losses suffered by TNC, NAO and CML.

              9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "INDEMNIFIED PARTY"), shall promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in [section] 9.4 of this Agreement.

              9.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within twenty (20) days after the date notice of such claim is given to the Indemnifying Party, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.


                                    SECTION X

                                   TERMINATION

             10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of Buyer, DCI, TNC and CML;

                  (b) by DCI, Buyer, TNC or CML on three (3) days' advance notice to the other parties hereto, if the Closing has not occurred on or before July 31, 1996;

                  (c) by Buyer, if CML, NAO or TNC shall have materially breached any representation or warranty made herein or failed to perform any material covenant or condition stated herein, including, without limitation, the conditions contained in [section] 7.5;

                  (d) by Seller, if DCI or Buyer shall have materially breached any representation or warranty made herein or failed to perform any material covenant or condition stated herein;

                  (e) by CML, on three (3) days' advance notice to the other parties hereto, in connection with negotiations and discussions authorized pursuant to [section] 4.7 hereof; or

                  (f) by Buyer, if CML shall have entered into negotiations or discussions authorized pursuant to [section] 4.7 hereof.

             10.2 EFFECT OF TERMINATION. In the event of termination, Seller shall be relieved of its obligation to sell the Assets and the TNCI Stock and Buyer shall be relieved of its obligation to purchase the Assets and the TNCI Stock, and no party hereto shall be liable to any other (a) except for its failure to perform its covenants or conditions or its breach of its representations and warranties hereunder and (b) except as otherwise expressly provided in this Agreement.

             10.3 BREAK-UP FEE. If CML or the Company enters into an agreement on or before October 31, 1996 to sell the capital stock of TNC or substantially all of the Business and Assets to anyone other than Buyer or DCI (or an affiliate of DCI) (any such event, a "NEW AGREEMENT"), unless this Agreement shall have previously been validly terminated pursuant to [section] 10.1(a) or (d) hereof, CML shall pay to DCI the greater of (a) $1,500,000 or (b) 20% of the amount by which the total consideration payable under the New Agreement for the Business (including any assumption of liabilities) exceeds the total consideration being paid by Buyer hereunder, but in no event more than $2,500,000, as liquidated damages in recognition of the value DCI's efforts in negotiating this Agreement have added to the value of the Company and the Business; provided, however, that CML shall be required to make the payment contemplated hereby only if (a) the New Agreement provides for CML and/or the Company to receive a total consideration which exceeds the total consideration to be paid by Buyer hereunder or (b) all conditions precedent to the respective obligations of CML, NAO and TNC to consummate the Transaction have been fulfilled for at least ten (10) days, but the Closing has not occurred. The amount payable under this [section] 10.3 shall represent the exclusive remedy of DCI and Buyer in the event of a termination of the Agreement pursuant to [section] 10.1(e).

                                   SECTION XI

                                  MISCELLANEOUS

             11.1 ENTIRE AGREEMENT. This Agreement, including the Schedule, Exhibits and Transaction Documents referenced herein, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between them, whether written or oral, with respect to the subject matter hereof.

             11.2 AMENDMENT AND WAIVER. This Agreement may not be amended, nor may any of the provisions hereof be waived, orally. To be effective, any amendment to this Agreement shall be in writing and signed by the parties hereto. To be effective, any waiver of any of the provisions of this Agreement shall be in writing and signed by the party to be charged and then such waiver shall be effective only to the extent specifically set forth in such writing. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Unless specifically provided otherwise herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

             11.3 NOTICES. All notices and other communications to the parties hereto in connection with this Agreement shall be in writing and sent by, certified mail, return receipt requested, or by nationally recognized overnight express courier service or personally delivered to the appropriate party at the address indicated below:

IF TO DCI OR BUYER, TO:

DISCOVERY COMMUNICATIONS, INC.
7700 WISCONSIN AVENUE
BETHESDA, MD  20814
ATTENTION: GENERAL COUNSEL
TEL.: (301) 986-0444
FAX: (301) 986-3031


WITH A COPY TO:

DOUGLAS E. BARZELAY, ESQ.
PATTERSON, BELKNAP, WEBB & TYLER LLP
1133 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10036-6710
TEL.: (212) 336-2150
FAX: (212) 336-2222

ROSS EICHBERG, ESQ.
PATTON BOGGS LLP
2550 M ST. NW
WASHINGTON, DC 20037-1350
TEL: (202) 457-5644
FAX: (202) 457-6315

IF TO CML, NAO, TNC OR TNCI, TO:


CML GROUP, INC.
524 MAIN STREET
ACTON, MA  01720-3993
ATTENTION: CHIEF FINANCIAL OFFICER
TEL.: (508) 264-4155
FAX: (508) 264-4073


WITH A COPY TO:

PAUL P. BROUNTAS, ESQ.
HALE AND DORR
60 STATE STREET
BOSTON, MA 02109
TEL.: (617) 526-6000
FAX: (617) 526-5000



or, as to each party, to such different address as may be specified from time to time by such party on notice to the other parties as herein provided. All such notices and other communications shall be effective on the fifth day following the date of deposit in the mail, postage prepaid, if mailed, on the day following delivery if sent by overnight express, or upon receipt, if delivered by hand. Notices mailed, sent or delivered by attorneys shall be deemed to be notices from the clients such attorneys represent.

             11.4 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the internal substantive laws of the State of Delaware.

             11.5 PUBLIC STATEMENTS. The parties hereto shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the Transaction and shall not issue any such press release or written public statement without the consent and approval of all parties hereto.

             11.6 EXPENSES. Each of the parties hereto shall bear its own costs and expenses incurred in connection with this Agreement and the Transaction, it being understood that the out-of-pocket costs and expenses of the Company (including, without limitation, legal and accounting fees) relating to this Agreement and the Transaction shall be borne by CML; provided, however, that the Company may pay out-of-pocket expenses that do not in the aggregate exceed $10,000.

             11.7 NO THIRD PARTY BENEFICIARIES. None of the parties hereto intends that this Agreement shall benefit or be enforceable by any person other than the parties hereto and their respective successors and permitted assigns. Without limiting the generality of the foregoing, no Landlord shall be deemed a third party beneficiary of this Agreement or acquire any rights by virtue of any provision of this Agreement including, without limitation, [section] 6.3 hereof.

             11.8 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor the rights and obligations of the parties hereto may be assigned, except that Buyer may assign any portion of its rights and obligations to DCI or to any wholly-owned subsidiary of Buyer or DCI without the consent of CML, NAO or TNC. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            11.9 SEVERABILITY. If any provision of this Agreement is held to be prohibited by or invalid under applicable law by any court of competent jurisdiction, such holding shall be strictly construed and shall not affect the validity or effect of any other provisions of this Agreement.

            11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

            11.11 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein constitute a part of this Agreement as if set forth herein in full.

            11.12 CERTAIN DEFINITIONS. As used in this Agreement, (i) the phrases "knowledge of Seller" or "Seller's knowledge" or "knowledge of the Company" or "the Company's knowledge" or words of similar import shall mean the actual knowledge of the officers of Seller, the Company or CML, as applicable, after reasonable investigation, and matters that should have been known by the officers of Seller, the Company or CML, as applicable, in the responsible exercise of their respective duties as such officers, (ii) the terms "MATERIAL ADVERSE EFFECT," "material" and "materially" shall mean any event, occurrence, action, omission or effect on the Business, Assets, financial condition, results of operation or value of the Company that gives rise to a loss, liability, damage or reduction in the value of the Assets in excess of $10,000, (iii) the words "herein," "hereof" and "hereunder" shall refer to this Agreement as a whole and not to any particular section or provision, (iv) the words
"liability" and "liabilities" shall include duties, responsibilities, debts, contracts and other obligations; and (v) the use herein of the word "including," when following any general statement or term, shall not be construed to limit such statement or term to the specific items set forth immediately following such word, whether or not nonlimiting language (such as "without limitation" or "but not limited to") is used with reference thereto, but rather shall be deemed to refer to all other items that could reasonably fall within the scope of such general statement or term.

            11.13 HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


                                    DISCOVERY COMMUNICATIONS, INC.


                                    BY: /s/ Barbara J. Bennett
                                       -----------------------------------------
                                       NAME: BARBARA J. BENNETT
                                       TITLE: SENIOR VICE PRESIDENT


                                    THE DISCOVERY CHANNEL STORE, INC.


                                    BY:
                                       -----------------------------------------
                                       NAME:
                                       TITLE:


                                    THE NATURE COMPANY


                                    BY:
                                       -----------------------------------------
                                       NAME:
                                       TITLE:

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


                                    DISCOVERY COMMUNICATIONS, INC.


                                    BY:
                                       -----------------------------------------
                                       NAME:
                                       TITLE:


                                    THE DISCOVERY CHANNEL STORE, INC.


                                    BY: /s/ David W. Karp
                                       -----------------------------------------
                                       NAME: DAVID W. KARP
                                       TITLE: ASSISTANT SECRETARY


                                    THE NATURE COMPANY


                                    BY: /s/ Richard D. Kahn
                                       -----------------------------------------
                                       NAME: RICHARD D. KAHN
                                       TITLE: VICE PRESIDENT

                                    THE NATURE COMPANY INTERNATIONAL, INC.


                                    BY: /s/ Richard D. Kahn
                                       -----------------------------------------
                                       NAME: RICHARD D. KAHN
                                       TITLE: VICE PRESIDENT


                                    CML GROUP, INC.


                                    BY: /s/ Robert J. Samuelson
                                       -----------------------------------------
                                       NAME: ROBERT J. SAMUELSON
                                       TITLE: EXECUTIVE VICE PRESIDENT


                                    NORDIC ADVANTAGE OF ONTARIO, INC.


                                    BY: /s/ Richard D. Kahn
                                       -----------------------------------------
                                       NAME: RICHARD D. KAHN
                                       TITLE: VICE PRESIDENT


                                TABLE OF CONTENTS

SECTION I .............................................................................2
          PURCHASE AND SALE OF ASSETS..................................................2
                  1.1      Sale of Assets..............................................2
                  1.2      Closing.....................................................6
                  1.3      Excluded Assets.............................................8
                  1.4      Excluded Stores.............................................9
                  1.5      Limited Assumption of Liabilities..........................10
                  1.6      Excluded Liabilities.......................................11
                  1.7      Closing Date Balance Sheet.................................16
                  1.8      Escrow Amount..............................................17
                  1.9      Purchase Price Adjustment..................................18
                  1.10     Allocation of Purchase Price...............................20
                  1.11     Dispute Resolution.........................................20
                  1.12     Working Capital Items......................................21
                  1.13     Sales and Use Taxes........................................21
                  1.14     Post-Closing Adjustments...................................22
                  1.15     Section 338(h)(10) Election................................25

SECTION II............................................................................25
          REPRESENTATIONS AND WARRANTIES OF TNC, CML, AND NAO.........................25
                  2.1      Organization and Good Standing.............................26
                  2.2      Capacity and Authorization.................................27
                  2.3      Capital Stock..............................................27
                  2.4      No Conflict with Other Instruments; No Restriction on
                              Business Activities.....................................28
                  2.5      Validity and Binding Effect................................29
                  2.6      Consents...................................................29
                  2.7      Compliance.................................................30
                  2.8      Certain Regulatory Matters.................................31
                  2.9      Subsidiary and Other Affiliates............................31
                  2.10     Taxes......................................................32
                  2.11     Litigation.................................................35
                  2.12     Broker's Fee...............................................36
                  2.13     Corporate Records..........................................36
                  2.14     Bank Accounts..............................................36
                  2.15     Environmental Matters......................................37
                  2.16     Financial Statements.......................................42
                  2.17     The TNC Stores.............................................44
                  2.18     The Leases.................................................45

                  2.19     Other Property Owned or Leased...................................52
                  2.20     Labor Agreements, Employee Benefit Plans and
                              Employment Agreements.........................................54
                  2.21     Officers, Directors and Certain Employees........................57
                  2.22     Overtime, Back Wages, Vacation and Minimum Wages.................58
                  2.23     Discrimination and Occupational Safety Statutes and
                              Regulations...................................................58
                  2.24     Labor Disputes and Unfair Labor Practices........................59
                  2.25     Other Contracts and Commitments..................................59
                  2.26     Insurance Policies and Reserves..................................62
                  2.27     Intellectual Property............................................63
                  2.28     Transactions with Insiders.......................................64
                  2.29     Outside Financial Interests......................................64
                  2.30     Questionable Payments............................................65
                  2.31     Satisfaction of Conditions and Restatement of Representations
                              and Warranties................................................65
                  2.32     Misstatements....................................................65
                  2.33     Excluded Assets and Liabilities..................................66
                  2.34     Excluded Stores..................................................66

SECTION III.................................................................................66
          REPRESENTATIONS AND WARRANTIES OF DCI AND BUYER ..................................66
                  3.1      Organization and Good Standing...................................66
                  3.2      Capacity and Authorization.......................................67
                  3.3      No Conflict......................................................67
                  3.4      Validity and Binding Effect......................................67
                  3.5      Consents.........................................................68
                  3.6      Broker's Fee.....................................................68
                  3.7      Purchase for Resale..............................................68

SECTION IV..................................................................................69
          COVENANTS OF SELLER...............................................................69
                  4.1      Consents, Approvals and Authorizations...........................69
                  4.2      Conduct of Business..............................................70
                  4.3      Notification of Buyer............................................74
                  4.4      Intellectual Property............................................75
                  4.5      Further Assurances...............................................75
                  4.6      Full Access......................................................76
                  4.7      No Solicitation..................................................76
                  4.8      Nondisclosure....................................................77
                  4.9      401(k) Plan Transfer.............................................78

SECTION V ..................................................................................78

          COVENANTS OF BUYER...........................................................78
                  5.1      Further Assurances..........................................78
                  5.2      Leases......................................................79
                  5.3      Nondisclosure...............................................79
                  5.4      Employees...................................................79
                  5.5      Notification of Seller......................................79

SECTION VI.............................................................................80
          ADDITIONAL AGREEMENTS OF THE PARTIES.........................................80
                  6.1      Excluded Stores.............................................80
                  6.2      Terminated Stores...........................................82
                  6.3      DCI Guaranty................................................84
                  6.4      Sharing of Data.............................................85
                  6.5      Cooperation in Litigation...................................85
                  6.6      Employees...................................................86
                  6.7      Insurance...................................................89
                  6.8      Bulk Sales Laws.............................................92
                  6.9      Release of Certain Obligations..............................92
                  6.10     Certain Tax Matters.........................................93

SECTION VII............................................................................97
          CONDITIONS TO DCI'S AND BUYER'S OBLIGATIONS TO CLOSE.........................97

                  7.1      Representations and Warranties, Covenants and Closing
                              Documents................................................97
                  7.2      Litigation..................................................97
                  7.3      Approvals...................................................98
                  7.4      No Material Adverse Effect..................................98
                  7.5      Delivery of Demised Premises................................98
                  7.6      Estoppel Certificates.......................................99
                  7.7      Casualty Loss..............................................100
                  7.8      Certificates...............................................100
                  7.9      Opinion....................................................102
                  7.10     Assignment and Assumption of Leases........................102
                  7.11     Assignment of Partnership Interest.........................102
                  7.12     Cooperation and Services Agreement.........................103
                  7.13     Documents to Be Amended....................................103

SECTION VIII..........................................................................103
          CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSE.................................103
                  8.1      Representations and Warranties, Covenants and Closing
                              Documents...............................................103
                  8.2      Cooperation and Services Agreement.........................104
                  8.3      Litigation.................................................104

                  8.4      Closing Documents.........................................104
                  8.5      Assignment and Assumption of Leases.......................105
                  8.6      Resale Certificate........................................106
                  8.7      Opinion...................................................106
                  8.8      GST Election..............................................106

SECTION IX...........................................................................107
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
                   ..................................................................107
                  9.1      Survival of Representations and Warranties................107
                  9.2      Indemnification...........................................107
                  9.3      Claims for Indemnification................................110
                  9.4      Defense by Indemnifying Party.............................110

SECTION X ...........................................................................111
          TERMINATION................................................................111
                  10.1     Termination...............................................111
                  10.2     Effect of Termination.....................................112
                  10.3     Break-Up Fee..............................................112

SECTION XI...........................................................................114
          MISCELLANEOUS..............................................................114
                  11.1     Entire Agreement..........................................114
                  11.2     Amendment and Waiver......................................114
                  11.3     Notices...................................................114
                  11.4     Governing Law.............................................116
                  11.5     Public Statements.........................................117
                  11.6     Expenses..................................................117
                  11.7     No Third Party Beneficiaries..............................117
                  11.8     No Assignment; Binding Effect.............................117
                  11.9     Severability..............................................118
                  11.10    Counterparts..............................................118
                  11.11    Exhibits and Schedules....................................118
                  11.12    Certain Definitions.......................................118
                  11.13    Headings..................................................119

                        CROSS-REFERENCE OF DEFINED TERMS
                        ---------------------------------

actions................................................................. 2.11
Affiliates Contract.............................................. 6.7(a)(iii)
Agreement........................................................... Preamble
Applicable Laws .................................................. 2.15(a)(i)
Assets................................................................... 1.1
Assumed Liabilities...................................................... 1.5
Business................................................................. 1.1
Business Combination..................................................... 4.7
Buyer............................................................... Preamble
Closing.................................................................. 1.2
Closing Date............................................................. 1.2
Closing Date Balance Sheet............................................... 1.7
CML................................................................. Preamble
CML Affiliate......................................................... 1.3(b)
CML Financial Statements................................................ 2.16
COBRA ................................................................ 6.6(f)
Code................................................................. 2.10(e)
Company............................................................. Preamble
Company Balance Sheet................................................... 2.16
Contract................................................................ 2.25
DCI................................................................. Preamble
Deloitte & Touche........................................................ 1.7
Demised Premises.................................................. 2.18(a)(i)
EBITDA................................................................ 1.9(a)
Encumbrances.......................................................... 1.1(o)
Environmental Laws................................................ 2.15(c)(i)
ERISA................................................................ 2.20(b)
Escrow Agreement......................................................... 1.8
Excluded Assets.......................................................... 1.3
Excluded Leases....................................................... 1.6(b)
Excluded Liabilities..................................................... 1.6
Excluded Stores.......................................................... 1.4
Financial Statements.................................................... 2.16
Hart-Scott-Rodino Act.................................................... 2.6
Improvements..................................................... 2.18(a)(ii)
Indemnified Party........................................................ 9.3
Indemnifying Party....................................................... 9.3
Indemnitees........................................................... 9.2(a)
Indemnitor............................................................ 9.2(a)



                                     - II -

Intellectual Property................................................. 1.1(g)
Intellectual Property Rights............................................ 2.27
IRS.................................................................. 2.20(b)
John Hancock....................................................... 6.7(a)(i)
Landlord........................................................ 2.18(a)(iii)
Landlord Consent................................................. 2.18(a)(iv)
Lease or Leases................................................... 2.18(a)(v)
liability.............................................................. 11.12
Losses................................................................ 9.2(a)
material............................................................... 11.12
Material Adverse Effect................................................ 11.12
materially............................................................. 11.12
N&D Stock................................................................ 2.9
New Agreement........................................................... 10.3
Newco Contract.................................................... 6.7(a)(ii)
Old TNC Contract................................................... 6.7(a)(i)
Optionee............................................................. 1.14(d)
Partnership.............................................................. 2.4
Permits.................................................................. 2.8
Plan................................................................. 2.20(b)
Plans................................................................ 2.20(b)
Polluting Substances............................................. 2.15(c)(ii)
Post-Closing Termination.............................................. 6.1(b)
Price Waterhouse........................................................ 1.11
Property.......................................................... 2.15(a)(i)
Purchase Price........................................................... 1.1
Seller.............................................................. Preamble
Subsidiary............................................................... 2.9
Terminated Date....................................................... 6.2(b)
Terminated Store...................................................... 6.2(b)
Terminated Store Adjustment........................................... 6.2(c)
Termination........................................................... 6.1(b)
TNC................................................................. Preamble
TNC Store............................................................... 2.17
TNCI................................................................ Preamble
Transaction.............................................................. 2.4
Transaction Documents.................................................... 2.2
Transferred Employees................................................. 6.6(a)
Transferred Insureds............................................... 6.7(a)(i)
Wausau................................................................ 6.7(b)
Worker's Compensation Contracts....................................... 6.7(b)
Working Capital Adjustment.............................................. 1.12



                                     - III -